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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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OPENTABLE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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OPENTABLE, INC.
799 Market Street, 4th Floor
San Francisco, California 94103

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 7, 2012

To the Stockholders of OpenTable, Inc.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders ("Annual Meeting") of OpenTable, Inc., a Delaware corporation (the "Company"), will be held on June 7, 2012, at 9:00 a.m. local time, at The Westin Hotel, 50 Third Street, San Francisco, California for the following purposes:

  1.
  To elect two directors to hold office until the 2015 annual meeting of stockholders or until their successors are elected;

  2.
  To ratify the selection, by the Audit Committee of the Board of Directors, of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2012;

  3.
  To hold an advisory vote on the approval of named executive officer compensation as disclosed in these materials; and

  4.
  To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders who owned our common stock at the close of business on April 13, 2012 can vote at this meeting or any adjournments that take place.

        Our Board of Directors recommends that you vote FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm as described in Proposal No. 2 of the Proxy Statement and FOR the approval, on an advisory basis, of the compensation of our named executive officers as described in Proposal No. 3 of the Proxy Statement.

        For our Annual Meeting, we have elected to use the Internet as our primary means of providing our proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send to these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and annual report, and for voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials free of charge, if they so choose. The electronic delivery of our proxy materials will significantly reduce our printing and mailing costs and the environmental impact of the circulation of our proxy materials.

        The Notice of Internet Availability of Proxy Materials will also provide the date, time and location of the Annual Meeting; the matters to be acted upon at the meeting and the Board of Directors' recommendation with regard to each matter; a toll-free number, an email address and a website where stockholders may request a paper or email copy of the Proxy Statement, our annual report to stockholders and a form of proxy relating to the Annual Meeting; information on how to access the form of proxy; and information on how to attend the meeting and vote in person.

        You are cordially invited to attend the Annual Meeting, but whether or not you expect to attend in person, you are urged to mark, date and sign your proxy card and return it by mail or follow the alternative voting procedures described in the Notice of Internet Availability of Proxy Materials or the proxy card.

By Order of the Board of Directors

I. Duncan Robertson
Chief Financial Officer & Secretary

San Francisco, California
April 20, 2012

OPENTABLE, INC.

799 Market Street, 4th Floor
San Francisco, California 94103

PROXY STATEMENT

FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

JUNE 7, 2012

        The Board of Directors of OpenTable, Inc. is soliciting your proxy to vote at the Annual Meeting of Stockholders to be held on June 7, 2012, at 9:00 a.m. local time, and any adjournment or postponement of that meeting (the "Annual Meeting"). The Annual Meeting will be held at The Westin Hotel, 50 Third Street, San Francisco, California 94103. We intend to mail this Proxy Statement and the accompanying Proxy Card, Notice of Meeting and Annual Report to Stockholders on or about April 20, 2012, to stockholders of record as of April 13, 2012 (the "Record Date"). For those stockholders receiving a Notice of Internet Availability of Proxy Materials, we intend to mail the Notice of Internet Availability of Proxy Materials on or about April 20, 2012, to stockholders of record as of the Record Date. The only voting securities of OpenTable are shares of common stock, $0.0001 par value per share (the "common stock"), of which there were 22,563,380 shares outstanding as of the Record Date (excluding any treasury shares). We need the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote, present in person or represented by proxy, to hold the Annual Meeting.

        In this Proxy Statement, we refer to OpenTable, Inc. as the "Company," "OpenTable," "we" or "us" and the Board of Directors as the "Board." When we refer to OpenTable's fiscal year, we mean the twelve-month period ending December 31 of the stated year.

        The Company's Annual Report to Stockholders, which contains consolidated financial statements for fiscal 2011, accompanies this Proxy Statement. You also may obtain a copy of the Company's Annual Report on Form 10-K for fiscal 2011 that was filed with the Securities and Exchange Commission (the "SEC"), without charge, by writing to our Investor Relations department at the above address. The Company's Annual Report on Form 10-K is also available in the "Investor Relations" section of our website at http://investors.opentable.com.

THE PROXY PROCESS AND STOCKHOLDER VOTING

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Who can vote at the Annual Meeting?

        Only stockholders of record at the close of business on April 13, 2012 will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 22,563,380 shares of common stock issued and outstanding and entitled to vote.

  Stockholder of Record: Shares Registered in Your Name

        If, on April 13, 2012, your shares were registered directly in your name with OpenTable's transfer agent, Computershare Shareowner Services LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

  Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

        If, on April 13, 2012, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy card from your broker or other agent.

What am I being asked to vote on?

        You are being asked to vote FOR:

  •
  the election of two Class III directors to hold office until our 2015 Annual Meeting of Stockholders;

  •
  the ratification of the selection by the Audit Committee of our Board of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

  •
  the approval, on an advisory basis, of the compensation of the Company's named executive officers.

        In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How do I vote?

        You may vote by mail or follow any alternative voting procedure described on the proxy card or the Notice of Internet Availability of Proxy Materials. To use an alternative voting procedure, follow the instructions on each proxy card that you receive or on the Notice of Internet Availability of Proxy Materials.

        For the election of directors, you may either vote "For" the two nominees or you may "Withhold" your vote for any nominee you specify. For the ratification of the selection of the Company's independent auditors and the advisory vote on named executive officer compensation, you may vote "For" or "Against" or abstain from voting.

        The procedures for voting are as follows:

  Stockholder of Record: Shares Registered in Your Name

        If you are a stockholder of record, you may vote in person at the Annual Meeting. Alternatively, you may vote by proxy by using the accompanying proxy card, over the Internet or by telephone. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

  •
  To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

  •
  To vote using the proxy card, simply complete, sign and date the accompanying proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

  •
  To vote by proxy over the Internet, follow the instructions provided on the proxy card or in the Notice of Internet Availability of Proxy Materials.

  •
  To vote by telephone if you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card.

  Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

        If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Who counts the votes?

        Broadridge Financial Services, Inc. ("Broadridge") has been engaged as our independent agent to tabulate stockholder votes. If you are a stockholder of record, your executed proxy card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker returns one proxy card to Broadridge on behalf of all its clients.

How are votes counted?

        With respect to Proposal No. 1, the election of directors, the two directors receiving the highest number of votes will be elected. With respect to Proposal Nos. 2 and 3, the affirmative vote of the holders of a majority in voting power of the shares of common stock which are present in person or by proxy and entitled to vote on each proposal is required for approval.

        If your shares are held by a broker on your behalf (that is, in "street name"), and you do not instruct the broker as to how to vote these shares on Proposals No. 1 or 3, the broker may not exercise discretion to vote for or against those proposals. This would be a "broker non-vote" and these shares will not be counted as having been voted on the applicable proposal. However, "broker non-votes" will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. With respect to Proposal No. 2, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank or broker so your vote can be counted.

        If stockholders abstain from voting, including brokers holding their clients' shares of record who cause abstentions to be recorded, these shares will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Abstentions will have no effect with regard to Proposal No. 1, because approval of a percentage of shares present or outstanding is not required for this proposal, and with regard to Proposal Nos. 2 and 3, will have the same effect as an "Against" vote.

How many votes do I have?

        On each matter to be voted upon, you have one vote for each share of common stock you own as of April 13, 2012.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

        Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of the Annual Meeting.

How do I vote via Internet or telephone?

        You may vote by proxy via the Internet by following the instructions provided on the proxy card or in the Notice of Internet Availability of Proxy Materials. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the proxy card. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for eligible stockholders of record will close at 11:59 p.m. Eastern Time on June 6, 2012. The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

        The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly.

What if I return a proxy card but do not make specific choices?

        If we receive a signed and dated proxy card and the proxy card does not specify how your shares are to be voted, your shares will be voted "For" the election of each of the two nominees for director, "For" the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm and "For" the approval, on an advisory basis, of named executive officer compensation. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

        We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of materials?

        If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards or Notice of Internet Availability of Proxy Materials you receive.

Can I change my vote after submitting my proxy?

        Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

  •
  You may submit another properly completed proxy with a later date.

  •
  You may send a written notice that you are revoking your proxy to OpenTable's Secretary at 799 Market Street, 4th Floor, San Francisco, California 94103.

  •
  You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

        If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

When are stockholder proposals due for next year's Annual Meeting?

        To be considered for inclusion in next year's proxy materials, your proposal must be submitted in writing by December 21, 2012, to OpenTable's Secretary at 799 Market Street, 4th Floor, San Francisco, California 94103. If you wish to submit a proposal that is not to be included in next year's proxy materials pursuant to the SEC's shareholder proposal procedures or to nominate a director, you must do so between February 7, 2013 and March 9, 2013; provided that if the date of the annual meeting is earlier than May 8, 2013 or later than August 6, 2013, you must give notice not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

What is the quorum requirement?

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present in person or represented by proxy at the Annual Meeting. On the Record Date, there were 22,563,380 shares outstanding and entitled to vote. Accordingly, 11,281,691 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

        Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting to another time or place.

How can I find out the results of the voting at the Annual Meeting?

        Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

 PROPOSAL NO. 1

ELECTION OF DIRECTORS

        The Company's Amended and Restated Certificate of Incorporation provides that the Board shall be divided into three classes, with the directors in each class having a three-year term. Unless the Board determines that vacancies (including vacancies created by increases in the number of directors) shall be filled by the stockholders, and except as otherwise provided by law, vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

        The Board currently consists of eight directors, divided into the three following classes:

  •
  Class I directors:  Jeffrey Jordan, Thomas H. Layton and Matthew Roberts; whose current terms will expire at the annual meeting of stockholders to be held in 2013;

  •
  Class II directors:  J. William Gurley and Daniel Meyer; whose current terms will expire at the annual meeting of stockholders to be held in 2014; and

  •
  Class III directors:  A. George "Skip" Battle, Michelle Peluso and Paul Pressler; whose current terms will expire at the Annual Meeting.

        At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third subsequent annual meeting of stockholders.

        Messrs. Battle and Pressler have been nominated to serve as Class III directors and have each elected to stand for reelection. Each director to be elected will hold office from the date of their election by the stockholders until the third subsequent annual meeting of stockholders or until his successor is elected and has been qualified, or until such director's earlier death, resignation or removal.

        Mrs. Peluso, who currently holds one of the Class III positions, is not standing for reelection and will therefore cease to serve as a director of the Company effective on the date of the Annual Meeting. Pursuant to the Company's Amended and Restated Certificate of Incorporation, by a resolution of the Board, the number of directors will be reduced from eight to seven effective on the date of the Annual Meeting. Because Mrs. Peluso is not standing for reelection to the Board, the Board will consist of seven directors effective as of the Annual Meeting.

        Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes cast at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR THE ELECTION OF EACH NAMED NOMINEE.

The following table sets forth, for the Class III nominees and our other current directors who will continue in office after the Annual Meeting, information with respect to their ages and position/office held with the Company:

Name	Age	Position/Office Held With the Company	Director Since
Class I Directors whose terms expire at the 2013 Annual Meeting of Stockholders
Thomas H. Layton	49	Chairman of the Board	1999
Jeffrey Jordan	53	Director	2007
Matthew Roberts	43	Chief Executive Officer	2011
Class II Directors whose terms expire at the 2014 Annual Meeting of Stockholders
J. William Gurley(1)(3)	45	Director	2000
Daniel Meyer(1)	54	Director	2000
Class III Directors for election at the 2012 Annual Meeting of Stockholders
A. George "Skip" Battle(1)(2)(3)	68	Director	2006
Paul Pressler(2)(3)	55	Director	2008

(1)
Member of the Compensation Committee of the Board.

(2)
Member of the Audit Committee of the Board.

(3)
Member of the Nominating and Corporate Governance Committee of the Board.

        Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting. The following includes certain information regarding our directors' individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors.

Nominees for Election to a Three-Year Term Expiring at the 2015 Annual Meeting of Stockholders

        A. George "Skip" Battle has served on our Board since December 2006. From January 2004 to July 2005, Mr. Battle served as executive chairman of Ask Jeeves, Inc., an Internet search engine company, and from December 2000 to January 2004 he served as chief executive officer of Ask Jeeves, Inc. From December 1995 to January 2006, Mr. Battle served as a member of the board of directors for PeopleSoft, Inc., an enterprise software company, and from August 1996 to June 2002 he served as a member of the board of directors for Barra, Inc., a software company. From 1968 until his retirement in 1995, Mr. Battle served in management roles at Arthur Andersen LLP and then Andersen Consulting LLP (now Accenture), where he became worldwide managing partner of market development and a member of the firm's executive committee. Mr. Battle is currently the chairman of the board of directors for Fair Isaac Corporation, an analytic products company, and is also a member of the board of directors for Netflix, Inc., an Internet subscription service for movies and television shows, Expedia, Inc., an online travel reservations provider, and LinkedIn Corporation, an Internet professional network provider, and a member of the board of the Masters Select family of mutual funds. Mr. Battle is also currently a member of the boards of directors of several private companies. Mr. Battle holds a Master of Business Administration from the Stanford Graduate School of Business and a Bachelor of Arts degree in Economics from Dartmouth College. Mr. Battle was selected to serve as a director on our Board due to his extensive background in public accounting and auditing, as well as his experience in the Internet industry. Mr. Battle qualifies as an "audit committee financial expert" under SEC guidelines. In addition, his current service on other public company boards of directors provides us with important perspectives on corporate governance matters.

        Paul Pressler has served on our Board since March 2008. Mr. Pressler has been a partner at Clayton, Dubilier & Rice, Inc., a private equity firm, since October 2010, and prior to that, served as advisory partner since July 2009. Previously, Mr. Pressler was president and chief executive officer of Gap, Inc. from September 2002 to January 2007. He also served on Gap, Inc.'s board of directors from October 2002 until January 2007. Prior to joining Gap, Inc., Mr. Pressler spent fifteen years with The Walt Disney Company where he was chairman of the company's global theme park and resorts division. Mr. Pressler also served as president of Disneyland, president of The Disney Stores and senior vice president of Disney Consumer Products. Mr. Pressler is a member of the board of directors of two private companies. Mr. Pressler previously served as a member of the board of directors of Overture Acquisition Corp. from 2008 until 2010. Mr. Pressler holds a Bachelor of Science degree in Business Economics from the State University of New York at Oneonta. Mr. Pressler is a seasoned consumer products and retail executive, with extensive experience leading some of the world's best known brands. Mr. Pressler brings expertise in global online and offline business strategy, marketing, operations and talent management in large organizations. Mr. Pressler also provides guidance regarding financial matters and corporate governance. In addition, Mr. Pressler's service on other public company boards of directors, including specific experience on public company audit committees, provides him the necessary skills to serve on our Audit Committee and strengthens the Board's collective knowledge, capabilities and experience.

Directors Continuing in Office Until the 2013 Annual Meeting of Stockholders

        Jeffrey Jordan has served as a member of our Board since July 2007. Since July 2011, Mr. Jordan has been a general partner at Andreessen Horowitz, a venture capital firm. Mr. Jordan served as our chief executive officer from June 2007 to May 2011. From October 2004 to September 2006, Mr. Jordan served as the president of PayPal, the Internet-based payment system owned by eBay, Inc. For five years prior to that, Mr. Jordan served as senior vice president and general manager for eBay North America. From September 1998 to September 1999, Mr. Jordan served as chief financial officer for Hollywood Entertainment Corporation, a video rental company, and then president of its subsidiary, Reel.com. Previously, Mr. Jordan served in various capacities at The Walt Disney Company for eight years, most recently as senior vice president and chief financial officer of The Disney Store Worldwide. Before that, he worked for The Boston Consulting Group. Mr. Jordan is the member of the boards of directors for several private companies. Mr. Jordan holds a Master of Business Administration degree from the Stanford Graduate School of Business and a Bachelor of Arts degree from Amherst College. With his years of managerial experience at global technology companies, including tenures at both eBay and PayPal, Mr. Jordan brings to the Board significant experience with regard to Internet business strategies and operations. His positions at The Walt Disney Company also give Mr. Jordan a perspective of someone familiar with all facets of a global enterprise, including direct responsibility for finance and accounting issues. In addition, Mr. Jordan's prior service as our chief executive officer and executive chairman enables him to contribute institutional and operational knowledge of the Company to the Board.

        Thomas H. Layton has served on our Board since May 1999. From September 2001 to June 2007, Mr. Layton served as our chief executive officer. Since December 2011, Mr. Layton has served as the executive chairman of oDesk, Inc., a company providing an online workplace. In addition, since April 2011, Mr. Layton has been an entrepreneur in residence at Benchmark Capital, a venture capital firm. From June 2007 to July 2010, Mr. Layton was the chief executive officer of Metaweb Technologies, Inc., an Internet technology company. From November 1995 to June 1999, Mr. Layton served as president and chief operating officer and was co-founder of CitySearch, Inc., a company that provided online city guides, which later merged with Ticketmaster, Inc., an event ticketing agency. Prior to his experience at CitySearch, Mr. Layton served as chief financial officer of Score Learning Corporation, an educational services company, from April 1994 to October 1995, and as president and chief operating officer from March 1995 to October 1995. From January 1989 to August 1992,

Mr. Layton served as vice president and general manager of MicroFinancial Corporation, an equipment leasing company. From 1986 to 1988, Mr. Layton was an associate consultant with The Boston Consulting Group. Mr. Layton is a member of the board of directors of Ancestry.com, and a member of the boards of directors of two private companies. Mr. Layton holds a Master of Business Administration degree from the Stanford Graduate School of Business and a Bachelor of Science degree from the University of North Carolina at Chapel Hill. Mr. Layton is a seasoned Internet executive with an extensive background in the Internet industry and related operations. Mr. Layton brings expertise in Internet business strategy, marketing and operations to our Board. In addition, Mr. Layton's prior service as our chief executive officer enables him to contribute institutional and operational knowledge of the Company to the Board.

        Matthew Roberts has served as our chief executive officer and as a member of our Board since June 2011. Mr. Roberts served as our chief financial officer from June 2005 to August 2011. Mr. Roberts served as chief financial officer of E-LOAN, Inc., a provider of loans, from December 2000 to May 2005 and vice president of finance of E-LOAN, Inc. from January 1999 to November 2000. Mr. Roberts previously served as corporate controller of NetDynamics, Inc., an enterprise software company, and held a general manager position with Berkeley Systems, Inc., a consumer entertainment software company. Mr. Roberts is a member of the board of directors of a private company. Mr. Roberts is a Certified Public Accountant (inactive status) and holds a Bachelor of Science degree in Accounting from Santa Clara University. Mr. Roberts's experience as our chief executive officer gives him unique insights into the Company's challenges, opportunities and operations. In addition, Mr. Robert's prior service as our chief financial officer enables him to contribute institutional and operational knowledge of the Company to the Board.

Nominees for Election to a Three-Year Term Expiring at the 2014 Annual Meeting of Stockholders

        J. William Gurley has served on our Board since October 2000. Mr. Gurley is a general partner of Benchmark Capital, a venture capital firm, which he joined in March 1999. Prior to joining Benchmark Capital, Mr. Gurley was a partner with Hummer Winblad Venture Partners, a venture capital firm, and a research analyst for Credit Suisse First Boston, an investment bank. Mr. Gurley is currently a member of the boards of directors of Ubiquiti Networks, Inc., a communications technology company, and several private companies. Mr. Gurley previously served as a member of the boards of directors of Shopping.com, which was acquired by eBay, Inc., from 1999 until 2005 and JAMDAT Mobile Inc., which was acquired by Electronic Arts, Inc., from 2003 until 2006. Mr. Gurley holds a Master of Business Administration degree from the University of Texas and a Bachelor of Science degree in Computer Science from the University of Florida. In addition to the foregoing, Mr. Gurley's qualifications to serve on our Board include his judgment in assessing business strategies and his knowledge of the Internet industry. His aptitude and accomplishments in these areas help our Board to effectively evaluate our business processes and technology initiatives, promoting alignment of those initiatives with our strategic goals.

        Daniel Meyer has served on our Board since February 2000. Mr. Meyer is the chief executive officer of Union Square Hospitality Group ("USHG"), which he has led since 1996. USHG owns and operates a number of restaurants including Union Square Café, Gramercy Tavern, Maialino and The Modern, which have been featured in the Michelin Guide, The New York Times and Zagat Surveys. Mr. Meyer is currently a member of the board of directors of Sotheby's, an auctioneer of fine and decorative art, jewelry and collectibles, as well as the following not-for-profit organizations: Share Our Strength, City Harvest and the Irving Harris Foundation. Mr. Meyer is also a member of the executive committees of the Union Square Partnership and NYC & Co. Mr. Meyer holds a Bachelor degree in Political Science from Trinity College. Mr. Meyer is an award-winning restaurateur with extensive knowledge of all aspects of the restaurant business. His knowledge of the restaurant industry is invaluable to our Board's discussions of the Company's business strategy and product development.

Executive Officers

        The following is biographical information for our executive officers not discussed above.

Name	Age	Position(s)
I. Duncan Robertson	45	Chief Financial Officer
Joel Brown	51	Senior Vice President, Operations
Michael Dodson	53	Senior Vice President, Sales
Charlie McCullough	60	Senior Vice President, Engineering

        I. Duncan Robertson has served as our chief financial officer since August 2011. Mr. Robertson served as chief financial officer of SnapStick, Inc., a mobile application software company, from May 2010 to July 2011. Prior to SnapStick, Mr. Robertson served as chief financial officer of Aricent Inc., a technology services company, from June 2005 to June 2009, and as vice president finance and investor relations at Flextronics, Inc., an electronics manufacturing services provider, from October 2001 to June 2005. Mr. Robertson is a Chartered Accountant and has a Bachelor of Commerce degree from the University of Cape Town and a Master of Business Administration degree from the University of Chicago Booth School of Business.

        Joel Brown has served as our senior vice president of operations since November 2001. From March 2000 to May 2001, Mr. Brown served as executive vice president of Charitableway, Inc., an application service provider linking businesses and the nonprofit sector. From April 1992 to March 2000, Mr. Brown served in various capacities at Intuit, Inc., a provider of Internet and desktop finance solutions for consumers and small businesses, most recently as vice president and general manager of the financial supplies group and the employer services group. Mr. Brown is a member of the board of directors of a private company and the University Club of Palo Alto, a private club. Mr. Brown holds a Master of Business Administration degree from the Harvard Business School and a Bachelor of Science degree in Industrial and Operations Engineering from the University of Michigan.

        Michael Dodson has served as our senior vice president of sales since March 2002. From June 2000 to December 2001, Mr. Dodson served as a principal at The Destination Group, a private equity firm. From September 1997 to June 2000, Mr. Dodson served as vice president/general manager in the establishment services division of American Express, Inc. Mr. Dodson holds a Master of Business Administration degree from New York University's Stern School and a Bachelor of Science degree in Finance from Florida State University.

        Charlie McCullough has served as our senior vice president of engineering since October 2003. From August 1998 to November 2002, Mr. McCullough served as executive vice president of engineering and operations of Wink Communications, Inc., an interactive television technology company. Mr. McCullough holds a Bachelor of Science degree in Software Engineering from the University of the State of New York, Regents College.

Independence of the Board of Directors

        As required under The NASDAQ Stock Market rules and regulations, a majority of the members of a listed company's board of directors must qualify as "independent," as affirmatively determined by the Board. The Board consults with the Company's counsel to ensure that the Board's determinations are consistent with all relevant securities and other laws and regulations regarding the definition of "independent," including those set forth in pertinent listing standards of The NASDAQ Stock Market, as in effect from time to time.

        Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that all of the Company's directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for Mr. Jordan, the Company's former chief executive officer, president and executive chairman, and Mr. Roberts, the Company's current chief executive officer and president.

        As required under The NASDAQ Stock Market rules and regulations, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our Board are comprised entirely of directors determined by the Board to be independent within the meaning of The NASDAQ Stock Market rules and regulations.

Information Regarding the Board of Directors and its Committees

Board Responsibilities; Risk Oversight

        Our Board is responsible for, among other things, overseeing the conduct of the Company's business; reviewing and, where appropriate, approving the Company's major financial objectives, plans and actions; and reviewing the performance of the chief executive officer and other members of management based on reports from the compensation committee of the Board. Following the end of each fiscal year, the Board conducts an annual self-evaluation, which includes a review of any areas in which the Board or management believes the Board can make a better contribution to the governance of the Company, as well as a review of the committee structure and an assessment of the Board's compliance with the principles set forth in the Company's corporate governance guidelines. In fulfilling the Board's responsibilities, directors have full access to the Company's management and independent advisors. With respect to the Board's role in risk oversight of the Company, the audit committee of the Board discusses with management the Company's policies with respect to risk assessment and risk management and the Company's significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures. The audit committee reports to the full Board with respect to these matters, among others.

Board Leadership

        The Company is focused on its corporate governance practices and values independent Board oversight as an essential component of strong corporate performance to enhance stockholder value. Our commitment to independent oversight is demonstrated by the fact that all of our directors, except Mr. Jordan, our former president, chief executive officer and executive chairman, and Mr. Roberts, our current president and chief executive officer, are independent. Our Board acts independently of management and regularly holds independent director sessions of the Board without members of management present.

        Our Board does not have a policy with respect to the separation of the offices of chairman of the Board and chief executive officer. Our Board believes that it is in the best interests of the Company for the Board to make a determination on this matter when it elects a new chairman or chief executive officer. Our Board has determined that, currently, the most effective leadership structure is to have a separate chairman of the Board, currently Mr. Layton, and chief executive officer, currently Mr. Roberts, as it provides us the best access to the judgments and experience of both individuals. In addition, this structure allows our chief executive officer to focus primarily on management and strategy responsibilities, while allowing our chairman to focus on leadership of the Board, providing feedback and advice to the chief executive officer and providing a channel of communication between the Board members and the chief executive officer. Our chairman presides over all Board meetings and works with the chief executive officer to develop agendas for Board meetings. The chairman advises the chief executive officer and other members of senior management on business strategy and leadership development. He also works with the Board to drive decisions about particular strategies and policies and, in concert with the independent Board committees, facilitates a performance evaluation process of the Board.

        In addition, we have a lead independent director, currently Mr. Pressler, whose responsibilities include: (1) presiding over executive sessions of independent directors; (2) serving as a liaison between Mr. Roberts and independent directors; (3) providing advice as to meeting agendas and schedules; and (4) calling meetings of independent directors. Our Board believes that the current board leadership structure is best for the Company and its stockholders at this time.

Board Committees

        Our Board has the following standing committees: an audit committee, a compensation committee, an equity incentive committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board.

Audit Committee

        Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee evaluates the independent auditors' qualifications, independence and performance; approves the engagement of the independent auditors; reviews and approves the scope of the annual audit and the audit fee; discusses with management and the independent auditors the results of the annual audit and the review of our quarterly consolidated financial statements; approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the OpenTable engagement team as required by law; reviews our critical accounting policies and estimates; oversees any internal audit function and annually reviews the audit committee charter and the committee's performance. The current members of our audit committee are Mr. Battle, who is the chairman of the committee, Mrs. Peluso and Mr. Pressler. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and The NASDAQ Stock Market. Our Board has determined that Mr. Battle is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of The NASDAQ Stock Market. Mr. Battle, Mrs. Peluso and Mr. Pressler are independent directors as defined under the applicable rules and regulations of the SEC and The NASDAQ Stock Market. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and The NASDAQ Stock Market. A copy of the audit committee charter is available to security holders on the Company's website at http://investors.opentable.com/governance.cfm.

Compensation Committee

        Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The compensation committee reviews and approves corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and sets the compensation of these officers based on such evaluations. The compensation committee also administers the issuance of stock options and other awards under our stock plans. The compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter. In addition, the compensation committee is responsible for assessing compensation risk. In fulfilling its responsibilities, the compensation committee is entitled to delegate any or all of its responsibilities to a subcommittee of the committee, except that, as set forth in its charter, it may not delegate certain of its responsibilities with respect to officer and director compensation, plan administration or for any matters that involve executive compensation or any matters where it has been determined such compensation is intended to comply with Section 162(m) of the Internal Revenue Code by virtue of being approved by a committee of "outside directors" or is intended to be exempt from Section 16(b) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to Rule 16b-3 by virtue of being approved by a committee of "non-employee directors." A copy of the compensation committee charter is available on the Company's website at http://investors.opentable.com/governance.cfm. The current members of our compensation committee are Mr. Gurley, who is the chairman of the committee, Mr. Battle and Mr. Meyer. All of the members of our compensation committee are independent under the applicable rules and regulations of the SEC, The NASDAQ Stock Market and the Internal Revenue Code.

Equity Incentive Committee

        The equity incentive committee of the Board consists of one employee director: Mr. Roberts. The equity incentive committee has authority to review and approve the stock options and restricted stock units granted to non-executive employees pursuant to the Company's 2009 Equity Incentive Award Plan within the guidelines established by the Board or compensation committee from time to time. The equity incentive committee acts pursuant to powers delegated to it by the Board. The Board has not adopted a written charter for the equity incentive committee.

Nominating and Corporate Governance Committee

        The nominating and corporate governance committee is responsible for making recommendations regarding candidates for directorships and the size and composition of our Board. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations concerning governance matters. The current members of our nominating and corporate governance committee are Mr. Battle, Mr. Gurley, Mrs. Peluso and Mr. Pressler. A copy of the nominating and corporate governance committee charter is available on the Company's website at http://investors.opentable.com/governance.cfm.

        In recommending candidates for election to the Board, the nominating and corporate governance committee may consider the following criteria, among others the nominating and corporate governance committee shall deem appropriate: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today's business environment; experience in the Company's industry and with relevant social policy concerns; experience as a board member of another publicly held company; academic expertise in an area of the Company's operations; and practical and mature business judgment, including the ability to make independent analytical inquiries. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

        The nominating and corporate governance committee will consider director candidates recommended by stockholders. For a stockholder to make any nomination for election to the Board at an annual meeting, the stockholder must provide notice to the Company, which notice must be delivered to, or mailed and received at, the Company's principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year's annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder's notice must be delivered, or mailed and received, not later than 90 days prior to the date of the annual meeting or, if later, the 10th day following the date on which public disclosure of the date of such annual meeting is made. Further updates and supplements to such notice may be required at the times and in the forms required under our bylaws. As set forth in our bylaws, submissions must include the name and address of the proposed nominee, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act, information regarding the proposed nominee's indirect and direct interests in shares of the Company's common stock, and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our bylaws also specify further requirements as to the form and content of a stockholder's notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our bylaws, as amended and restated to date, which is available, without charge, from our Secretary, at 799 Market Street, 4th Floor, San Francisco, California 94103.

Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance

        Our Board met eight (8) times during the last fiscal year. The audit committee of the Board met eight (8) times, the compensation committee of the Board met eight (8) times and the nominating and corporate governance committee of the Board met five (5) times during the last fiscal year. The equity incentive committee did not hold meetings in 2011, but acted by written consent five (5) times. During 2011, each Board member other than Messrs. Layton and Meyer attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served. Mr. Layton and Mr. Meyer attended 73% and 74%, respectively, of the aggregate of the meetings of the Board and of the committees on which he served. We encourage all of our directors and nominees for director to attend our annual meeting of stockholders; however, attendance is not mandatory. Five directors attended the annual meeting of stockholders in 2011.

Stockholder Communications with the Board of Directors

        Should stockholders wish to communicate with the Board or any specified individual directors, such correspondence should be sent to the attention of the Company's Secretary, at 799 Market Street, 4th Floor, San Francisco, California 94103. The Company's Secretary will forward the communication to the Board members.

Compensation Committee Interlocks and Insider Participation

        During the last fiscal year, the members of our compensation committee were Messrs. Gurley, Battle and Meyer. None of the members of our compensation committee is or has at any time during the past year been an officer or employee of ours. None of our executive officers currently serves or in the past year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee. Mr. Meyer is the founder and chief executive officer of USHG. USHG is a restaurant customer of ours, and during our last fiscal year, USHG made aggregate payments to us of approximately $261,000. We currently expect that USHG will make aggregate payments to us in excess of $120,000 during 2012.

Risk Assessment and Compensation Practices

        Our compensation committee has reviewed the Company's compensation policies and practices for our employees as they relate to our risk management and, based upon this review, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the Company in the future.

        Specifically, we believe that the elements of our compensation program do not encourage unnecessary or excessive risk-taking. Base salaries are fixed in amount and thus do not encourage risk taking. While our sales commission plans focus on achievement of short-term or annual goals, and short-term or annual goals may encourage the taking of short-term risks at the expense of long-term results, given the sales employees' other compensation opportunities and our internal control procedures, our compensation committee believes that the sales commission plans appropriately balance risk and the desire to focus certain employees on specific short-term goals important to the Company's success.

        A significant portion of the compensation provided to our executives, and a material amount of the compensation provided to other employees, is in the form of long-term equity awards that are important to help further align employee interests with those of the Company's stockholders. We do not believe that these awards encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to the Company's stock price, and because awards are staggered and subject to long-term vesting schedules to help ensure that employees have significant value tied to long-term stock price performance.

        This Proxy Statement, including the preceding paragraphs, contains forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events. Forward-looking statements contained in this Proxy Statement should be considered in light of the many uncertainties that affect our business and specifically those factors discussed from time to time in our public reports filed with the SEC, such as those discussed under the heading, "Risk Factors," in our most recent Annual Report on Form 10-K, and as may be updated in subsequent SEC filings.

 PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

        The audit committee of our Board has engaged Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012, and is seeking ratification of such selection by our stockholders at the Annual Meeting. Deloitte & Touche LLP has audited our financial statements since the fiscal year ended December 31, 2005. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Deloitte & Touche LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

        To be approved, the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm must receive a "For" vote from the holders of a majority in voting power of the shares of common stock which are present in person or represented by proxy and entitled to vote on the proposal. Abstentions and broker non-votes will be counted towards a quorum. Abstentions will have the same effect as an "Against" vote for purposes of determining whether this matter has been approved. Broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

        The following table provides information regarding the fees incurred by Deloitte & Touche LLP during the fiscal years ended December 31, 2011 and 2010. All fees described below were approved by the audit committee.

	Fiscal Year Ended December 31,
	2011	2010
Audit Fees	$1,123,000	$1,232,000
Audit-Related Fees	—	—
Tax Fees	39,000	45,000
All Other Fees	11,000	53,000

Total Fees	$1,173,000	$1,330,000

Audit Fees

        Audit fees of Deloitte & Touche LLP during the 2011 and 2010 fiscal years include the aggregate fees incurred for the audits of the Company's annual consolidated financial statements included in the Company's Annual Reports on Form 10-K and the reviews of each of the quarterly consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q, services rendered in connection with our registration statements on Form S-8 and other matters related to the SEC.

Audit-Related Fees

        For the fiscal years ended December 31, 2011 and 2010, there were no fees billed by Deloitte & Touche LLP for professional services rendered under "Audit-Related Fees" above.

Tax Fees

        Tax fees for the 2011 and 2010 fiscal years include fees billed for services rendered for tax compliance, which include certain state tax credit analyses.

All Other Fees

        Other fees include global equity professional services rendered in relation to our equity plan administration and for access to online accounting and tax research software applications and data.

Pre-Approval Policies and Procedures

        The audit committee pre-approves all audit and non-audit services provided by its independent registered public accounting firm. This policy is set forth in the charter of the audit committee and available at http://investors.opentable.com/governance.cfm.

        The audit committee approved all audit, audit-related, tax and other services provided by Deloitte & Touche LLP for fiscal years 2011 and 2010 and the estimated costs of those services. Actual amounts billed, to the extent in excess of the estimated amounts, were periodically reviewed and approved by the audit committee.

        The audit committee considered whether the non-audit services rendered by Deloitte & Touche LLP were compatible with maintaining Deloitte & Touche LLP's independence and concluded they were.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

 PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Company is providing stockholders with an advisory (non-binding) vote on the approval of compensation programs for our named executive officers (sometimes referred to as "say on pay"). The Company currently intends to submit the compensation of the Company's named executive officers to the Company's stockholders annually, consistent with the advisory vote of the stockholders at the Company's 2011 Annual Meeting of Stockholders. Accordingly, you may vote on the following resolution at the 2012 annual meeting:

  "Resolved, that the stockholders approve, on an advisory basis, the compensation of the Company's named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this Proxy Statement."

        To be approved, this proposal must receive a "For" vote from the holders of a majority in voting power of the shares of common stock which are present in person or represented by proxy and entitled to vote on the proposal. Abstentions will have the same effect as an "Against" vote for purposes of determining whether this matter has been approved. Broker non-votes will be treated as not being entitled to vote on the proposal and, therefore, are not counted for purposes of determining whether the proposal has been approved.

        This vote is nonbinding. The Board and the compensation committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

        As described in detail under "Compensation Discussion and Analysis," our compensation programs are designed to motivate our executives to create a successful company. Our philosophy is to make a greater percentage of an executive officer's compensation tied to stockholder returns and to keep cash compensation to a nominally competitive level while providing the opportunity to be well-rewarded through equity if we perform well over time. We believe that our compensation program, with its balance of short term incentives (including performance bonuses) and long-term incentives (including equity awards), rewards sustained performance that is aligned with long-term stockholder interests.

        In 2011, our stockholders approved our compensation programs for our named executive officers with a 98.9% vote. We considered this to be a strong stockholder endorsement of the executive compensation program that is currently in place and did not make any specific changes to our executive compensation program based on the 2011 say on pay vote.

        Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE ACCOMPANYING COMPENSATION TABLES AND THE RELATED NARRATIVE DISCLOSURE.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table presents information as to the beneficial ownership of our common stock as of February 29, 2012 for:

  •
  each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

  •
  each of our directors;

  •
  each named executive officer as set forth in the summary compensation table below; and

  •
  all executive officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of February 29, 2012, are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

        Percentage ownership of our common stock in the table is based on 22,552,456 shares of our common stock issued and outstanding on February 29, 2012. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o OpenTable, Inc., 799 Market Street, 4th Floor, San Francisco, California 94103.

	Shares of Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Common Stock	Options Exercisable Within 60 Days	Number of Shares Beneficially Owned	Percent
5% Stockholders:
T. Rowe Price Associates, Inc.(2) 100 E. Pratt Street Baltimore, MD 21202	3,400,930	0	3,400,930	15.08%
Sands Capital Management, LLC(3) 1101 Wilson Blvd., Suite 2300 Arlington, VA 22209	2,481,379	0	2,481,379	11.00%
Apex Capital, LLC(4) 25 Orinda Way, Suite 300 Orinda, CA 94563	1,523,028	561,300	2,084,328	9.24%
Fred Alger Management, Inc.(5) 360 Park Avenue South New York, NY 10010	1,905,284	0	1,905,284	8.45%
Artisan Partners Holdings LP(6) 875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202	1,668,450	0	1,668,450	7.40%
Valiant Capital Management, L.P.(7) One Market Street, Steuart Tower, Suite 2625, San Francisco CA 94105	1,502,625	0	1,502,625	6.66%
Steadfast Capital Management LP(8) 767 Fifth Avenue, 6th Floor New York, New York 10153	1,311,981	0	1,311,981	5.82%
BlackRock, Inc.(9) 40 East 52nd Street New York, NY10022	1,220,851	0	1,220,851	5.41%
Directors and Executive Officers:
Jeff Jordan(10)	200,140	239,711	439,851	1.93%
Matthew Roberts(11)	0	96,824	96,824	*
I. Duncan Robertson(12)	0	21,265	21,265	*
Joel Brown(13)	0	33,386	33,386	*
Michael Dodson(14)	4,000	45,608	49,608	*
Charlie McCullough(15)	4,259	43,526	47,785	*
A. George "Skip" Battle(16)	53,499	10,800	64,299	*
J. William Gurley	144,450	0	144,450	*
Thomas H. Layton(17)	203,550	0	203,550	*
Daniel Meyer(18)	42,811	42,800	85,611	*
Michelle Peluso(19)	0	26,300	26,300	*
Paul Pressler(20)	0	28,800	28,800	*
All 12 directors and executive officers as a group(21)	652,709	589,020	1,241,729	5.37%

*
Represents beneficial ownership of less than one percent of the outstanding shares of common stock.

(1)
Represents shares of common stock held and options held by such individuals that were exercisable within 60 days of February 29, 2012. Reported numbers do not include options that vest more than 60 days after February 29, 2012.

(2)
Based upon a Schedule 13G/A filed with the SEC on March 9, 2012 by T. Rowe Price Associates, Inc. ("Price Associates"), a registered investment adviser, and T. Rowe Price New Horizons Funds, Inc. ("New Horizons Fund"), a registered investment company. Price Associates does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client's custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients for which Price Associates serves as investment adviser. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time. With respect to securities owned by New Horizons Fund, only State Street Bank and Trust Company, as custodian, has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. No other person is known to have such right, except that the shareholders of each such Fund participate proportionately in any dividends and distributions so paid.

(3)
Based upon a Schedule 13G filed with the SEC on June 9, 2011 by Sands Capital Management, LLC ("Sands Capital"), a registered investment adviser. Securities reported on this Schedule 13G are beneficially owned by clients of Sands Capital. Sands Capital's clients may include investment companies registered under the Investment Company Act and/or employee benefit plans, pension funds, endowment funds or other institutional clients.

(4)
Based upon a Schedule 13G/A filed with the SEC on February 7, 2012 by Apex Capital, LLC ("Apex"), a registered investment adviser, and related persons. Apex, Sanford J. Colen and Daniel S. Katz (collectively, the "Apex Affiliates") may be deemed to share beneficial ownership of 2,084,328 shares, which include 1,523,028 shares held by the Apex Affiliates and 561,300 shares that may be purchased by the Apex Affiliates through the conversion of 5,613 options contracts. Apex's clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares. Mr. Colen is the Manager and controlling member of Apex. Mr. Katz is a senior portfolio manager for Apex. Each of the Apex Affiliates disclaims beneficial ownership of the shares except to the extent of such Apex Affiliate's pecuniary interest therein.

(5)
Based upon a Schedule 13G/A filed with the SEC on January 10, 2012 by Fred Alger Management, Inc. ("Fred Alger"), a registered investment adviser, and Alger Associates, Incorporated ("Alger Associates"). Alger Associates indirectly owns Fred Alger. By virtue of the Alger family's ownership of a controlling interest in Alger Associates, ownership of the shares may be imputed to the Alger Family.

(6)
Based upon a Schedule 13G/A filed with the SEC on February 7, 2012 by Artisan Partners Holdings LP ("Artisan Holdings"), a registered investment adviser, Artisan Investment Corporation ("Artisan Corp."), Artisan Partners Limited Partnership ("Artisan Partners"), Artisan Investments GP LLC ("Artisan Investments"), ZFIC, Inc., Andrew A. Ziegler and Carlene M. Ziegler. Artisan Holdings is the sole limited partner of Artisan Partners; Artisan Investments is the general partner of Artisan Partners; Artisan Corp. is the general partner of Artisan Holdings; ZFIC is the sole stockholder of Artisan Corp.; and Mr. Ziegler and Ms. Ziegler are the principal stockholders of ZFIC. The shares reported herein have been acquired on behalf of discretionary clients of Artisan Partners. Persons other than Artisan Partners are entitled to receive all dividends from, and proceeds from the sale of, those shares.

(7)
Based upon a Schedule 13G/A filed with the SEC on February 7, 2012 by Valiant Capital Management, L.P. ("VCM LP"), Valiant Capital Management, LLC ("VCM LLC") and Christopher R Hansen. Excludes 450,000 shares underlying short put options sold on behalf of accounts managed by VCM LP that obligate such accounts to purchase those shares if the purchaser assigns the puts to VCM LP. VCM LP is an investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares. VCM LP is also an investment adviser that is the general partner and investment adviser of investment limited partnerships and the investment adviser to other accounts.

  VCM LLC is the general partner of VCM LP. Mr. Hansen is the controlling owner of VCM LLC and VCM LP. Each of VCM LP, VCM LLC and Mr. Hansen disclaims beneficial ownership of the shares except to the extent of its or his pecuniary interest therein.

(8)
Based upon a Schedule 13G/A filed with the SEC on February 14, 2012 by Steadfast Capital Management LP ("Steadfast Management"), Robert S. Pitts, Jr., Steadfast Capital Management LP (the "Steadfast Management"), Steadfast Advisors LP (the "Steadfast Advisors"), Steadfast Capital, L.P. ("Steadfast Capital"), American Steadfast, L.P. ("American Steadfast") and Steadfast International Master Fund Ltd. (the "Offshore Fund") (collectively, the "Steadfast Affiliates"). Mr. Pitts is the managing member of Steadfast Management and Steadfast Advisors. Steadfast Advisors has the power to vote and dispose of the securities held by Steadfast Capital. Steadfast Management has the power to vote and dispose of the securities held by American Steadfast and the Offshore Fund. The business address of the Offshore Fund is c/o Appleby Trust (Cayman) Ltd., Clifton House, 75 Fort Street, P.O. Box 1350, George Town, Grand Cayman KY1-1108. The business address of each other Steadfast Affiliate is set forth in the table above.

(9)
Based upon a Schedule 13G filed with the SEC on February 9, 2012 by BlackRock, Inc. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares.

(10)
Includes 200,140 shares held by the Jordan Family Revocable Trust U/A 8/25/95 and 239,711 shares subject to options that are exercisable within 60 days of February 29, 2012.

(11)
Represents 96,824 shares subject to options that are exercisable within 60 days of February 29, 2012.

(12)
Represents 21,265 shares subject to options that are exercisable within 60 days of February 29, 2012.

(13)
Represents 33,386 shares subject to options that are exercisable within 60 days of February 29, 2012.

(14)
Includes 4,000 shares held by the Dodson Family Trust. Includes 45,608 shares subject to options that are exercisable within 60 days of February 29, 2012.

(15)
Includes 4,259 shares held by The Charles McCullough and Carol McCullough Joint Living Trust. Includes 43,526 shares subject to options that are exercisable within 60 days of February 29, 2012.

(16)
Includes 12,000 shares held by the Battle Family Foundation, 3,000 shares held by Mr. Battle's son, 3,000 shares held by Mr. Battle's daughter and 1,500 shares held by Mr. Battle's stepdaughter. Mr. Battle disclaims beneficial ownership of the shares held by the Battle Family Foundation and his son, daughter and stepdaughter. Includes 10,800 shares subject to options that are exercisable within 60 days of February 29, 2012.

(17)
Represents 203,550 shares held by the Layton Community Property Trust, dated November 29, 1999, as amended.

(18)
Includes 42,811 shares held by the Daniel H. Meyer Investment Trust and 42,800 shares subject to options that are exercisable within 60 days of February 29, 2012.

(19)
Represents 26,300 shares subject to options that are exercisable within 60 days of February 29, 2012.

(20)
Represents 28,800 shares subject to options that are exercisable within 60 days of February 29, 2012.

(21)
For the executive officers, this group includes 652,709 shares as of February 29, 2012. It also includes 589,020 shares subject to options that are exercisable within 60 days of February 29, 2012.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2011, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

Director Compensation

        We do not currently provide any cash compensation to our non-employee directors. Under our 2009 Equity Incentive Award Plan, each non-employee director will receive an initial stock option grant to purchase 32,000 shares of our common stock when he or she joins our Board, and thereafter an annual stock option grant to purchase 10,800 shares of our common stock on the date of each annual meeting of stockholders (provided that such non-employee director shall have served on our Board for at least six months prior to the date of such annual meeting). The shares subject to the initial stock option grants will vest as to 25% of the underlying shares on each anniversary of the date of grant, and subsequent annual stock option grants will vest on the first anniversary of the date of grant. The shares subject to the initial stock option grants and subsequent annual stock option grants will automatically vest in full and become exercisable immediately prior to a change in control of the Company. Members of our Board who are employees of the Company and who subsequently terminate employment with the Company and remain members of the Board will not receive an initial stock option grant, but, to the extent that they are otherwise eligible, such persons will receive, after termination of employment with the Company, annual stock option grants as described above in this paragraph (with the date of his or her termination of employment being deemed to be his or her date of initial election to the Board).

        Notwithstanding the foregoing, in connection with Mr. Jordan's resignation as our executive chairman, on December 14, 2011, our compensation committee granted Mr. Jordan an option to purchase 5,207 shares of Company common stock, which represents a pro-rated portion of the 2011 annual non-employee director's stock option grant pursuant to the Company's 2009 Equity Incentive Award Plan based on his service as a member of the Board from December 14, 2011 to the date of the Annual Meeting. This option will fully vest and become exercisable on the date of the Annual Meeting, subject to Mr. Jordan's continued service as a member of the Board. Beginning on the date of the Annual Meeting, Mr. Jordan will be eligible to receive the full number of shares under the annual stock option grant made to non-employee members of the Board pursuant to our 2009 Equity Incentive Award Plan.

        The following table sets forth information concerning the compensation of the Company's non-employee directors during 2011.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Thomas Layton	$0	$428,283	$428,283
J. William Gurley	$0	$428,283	$428,283
Daniel Meyer	$0	$428,283	$428,283
A. George ("Skip") Battle	$0	$428,283	$428,283
Michelle Peluso	$0	$428,283	$428,283
Paul Pressler	$0	$428,283	$428,283

(1)
Pursuant to FASB ASC Topic 718, the aggregate grant date fair value of these stock awards was computed using the closing price of OpenTable's common stock on June 7, 2011, which was $74.41 per share. As of December 31, 2011, our non-employee directors held options to purchase the following number of shares of our common stock: Mr. Battle (21,600), Mr. Gurley (10,800), Mr. Layton (10,800), Mr. Meyer (53,600), Mrs. Peluso (37,100) and Mr. Pressler (39,600). See the section entitled "Compensation Discussion and Analysis" for a description of Mr. Jordan's compensation during 2011 and options held as of December 31, 2011.

COMPENSATION DISCUSSION AND ANALYSIS

        This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the "2011 Summary Compensation Table" and the most important factors relevant to an analysis of these policies and decisions. These "named executive officers" for 2011 include Matthew Roberts, president and chief executive officer; I. Duncan Robertson, chief financial officer; Joel Brown, senior vice president, operations; Michael Dodson, senior vice president, sales; Charlie McCullough, senior vice president, engineering; and Jeffrey Jordan, former president and chief executive officer. Mr. Jordan resigned as our president and chief executive officer effective as of June 1, 2011 in order to pursue personal interests. He also served as our executive chairman of our Board through December 14, 2011 and continues to serve as a member of the Board.

Overview

        We recognize that the ability to excel depends on the integrity, knowledge, imagination, skill, diversity and teamwork of our employees. To this end, we strive to create an environment of mutual respect, encouragement and teamwork that rewards commitment and performance and that is responsive to the needs of our employees. The principles and objectives of our compensation and benefits programs for our employees generally, and for our named executive officers specifically, are to:

  •
  attract, engage and retain individuals of superior ability, experience and managerial talent enabling us to be an employer of choice in the highly-competitive and dynamic Internet and technology industry;

  •
  ensure compensation is closely aligned with our corporate strategies, business and financial objectives and the long-term interests of our stockholders;

  •
  motivate and reward executives whose knowledge, skills and performance ensure our continued success;

  •
  ensure that the elements of compensation, individually and in the aggregate, do not encourage excessive risk-taking; and

  •
  ensure that total compensation is fair, reasonable and competitive.

        Most of our compensation components simultaneously fulfill one or more of these principles and objectives. These components consist of (1) base salary, (2) performance bonuses, (3) equity incentives, (4) retirement savings opportunity, (5) perquisites and health and welfare benefits and (6) post-termination benefits. We view each component of executive compensation as related but distinct, and we also review total compensation of our executive officers to ensure that our overall compensation objectives are met. Not all elements are provided to all named executive officers. Instead, we determine the appropriate level for each compensation component based in part, but not exclusively, on our understanding of the market for executive talent based on the experience of members of our compensation committee and consistent with our recruiting and retention goals, our view of internal equity and consistency, the length of service of our executives, our overall performance and other considerations we deem relevant.

        Our philosophy is to make a greater percentage of a named executive officer's compensation tied to stockholder returns and to keep cash compensation to a nominally competitive level while providing the opportunity to be well-rewarded through equity if we perform well over time. We believe that because the achievement of our business and financial objectives will be reflected in the value of our equity, our executive officers will be incentivized to achieve these objectives when a portion of their compensation is tied to the value of our equity. To this end, we use stock options as a significant component of compensation because we believe that this best ties individual compensation to the creation of stockholder value. While we offer competitive base salaries, we believe stock-based compensation is a significant motivator in attracting employees for Internet-related and other technology companies. Except as described below, we have not adopted any formal policies for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation or among different forms of non-cash compensation.

        Each of the primary elements of our executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation policy, each individual element, to a greater or lesser extent, serves each of our objectives.

Stockholder Advisory Vote on Executive Compensation

        At our 2011 Annual Meeting of Stockholders our stockholders voted, in non-binding advisory votes (i) to approve the compensation of our named executive officers and (ii) in favor of having a non-binding stockholder vote on executive compensation once every year. The compensation committee reviewed the result of the stockholders' advisory vote on executive compensation. In light of the approval by a substantial majority of our stockholders of the compensation programs described in our 2011 proxy statement (representing 98.9% of the shares represented in person or by proxy at the meeting and entitled to vote), the compensation committee did not implement changes to our executive compensation programs as a result of the stockholders' advisory vote. The compensation for each of the Company's named executive officers for fiscal year 2011 reflects the continued improvements in each individual's performance and the changes regarding Company's financial and operating performance.

Compensation Determination Process

        In determining the appropriate level of total compensation for our named executive officers, the compensation committee reviews and considers the performance of each named executive officer in light of the factors outlined above. The compensation committee also evaluates comparative compensation data, which includes salary, equity and other compensation components from peer group of companies. The chief executive officer reviews the comparative data and discusses the factors listed above, and then makes recommendations to the compensation committee regarding total compensation for each named executive officer other than himself. The compensation committee reviews and discusses the information and determines the total compensation for each named executive officer, including the chief executive officer, as it deems appropriate.

        We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. Any apportionment goal is not applied rigidly and does not control our compensation decisions, and our compensation committee does not have formal policies for allocating compensation between long-term and short-term compensation or cash and non-cash compensation. Our mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our named executive officers to deliver superior performance and retain them to continue their careers with us on a cost-effective basis.

        For 2011, our compensation committee reviewed publicly available compensation data aggregated for certain peer groups of companies. This comparative data is valuable in that it provides insight into ranges and components of total compensation as well as confirms the reasonableness of our own compensation decisions. In connection with evaluating compensation for Mr. Roberts, in his role as chief executive officer, our compensation committee reviewed the compensation package of Mr. Jordan, our chief executive officer prior to Mr. Roberts, together with the total compensation for chief executive officers at approximately the 50th percentile of a peer group consisting of Internet companies with market capitalizations similar to ours at the time of such review and included:

Ancestry.com Inc.	GSI Commerce, Inc.	Vistaprint N.V.
AOL Inc.	IAC/InterActiveCorp.	WebMD Health Corp.
Demand Media, Inc.	MercadoLibre, Inc.

For Mr. Roberts' total compensation, the intended goal was to be at approximately the 50th percentile for compensation of chief executive officers of the peer group of companies set forth above, which comprised a different peer group than was used to determine Mr. Jordan's compensation package in light of the increase in our market capitalization between the determination of Mr. Jordan's compensation package and Mr. Roberts' compensation package.

        The compensation committee also evaluates the performance of the chief executive officer each year. The chief executive officer's total compensation is determined by the compensation committee in executive session without the presence of the chief executive officer. The committee's decision regarding total compensation for the chief executive officer is based on the philosophy outlined above as well as the review of peer group data. As a result of our compensation committee's assessment of the chief executive officer's roles and responsibilities within our company, there is a significant compensation differential between his compensation levels and those of our other named executive officers.

        In connection with evaluating compensation for Mr. Robertson, our chief financial officer, our compensation committee reviewed the total compensation for chief financial officers at approximately the 50th percentile of a peer group consisting of technology companies with market capitalizations similar to ours at the time of such review and included:

ACI Worldwide, Inc.	Comscore, Inc.	Nutri System, Inc.
Advent Software, Inc.	Constant Contact, Inc.	Progress Software Corporation
Arcsight, Inc.	Dealertrack Holdings, Inc.	Sourcefire, Inc.
Ariba, Inc.	Ebix, Inc.	Switch & Data Facilities Company, Inc.
Art Technology Group, Inc.	Epiq Systems, Inc.	Taleo Corp.
Blackbaud, Inc.	LogMeIn, Inc.	Terremark Worldwide, Inc.
Blue Nile, Inc.	Manhattan Associates, Inc.	Ultimate Software Group, Inc.
Bottomline Technologies, Inc.	Netsuite, Inc.	United Online, Inc.
Commvault Systems, Inc.	NIC, Inc.	Websense, Inc.

For Mr. Robertson's total compensation, the intended goal was to be at approximately the 50th percentile for compensation of chief financial officers of the peer group of companies set forth above.

Base Salaries

        In general, base salaries for our named executive officers are initially established through arm's-length negotiation at the time the executive is hired or promoted, taking into account such executive's qualifications, experience and prior salary. Our aim is to offer base salaries that are cost-effective while also remaining competitive for the retention and recruitment of talented executives. Adjustments to base salaries are based on the scope of a named executive officer's responsibilities, individual contribution, prior experience and sustained performance. Decisions regarding salary increases may take into account the named executive officer's current salary, equity ownership and the amounts paid to a named executive officer's peers inside our company by conducting an internal analysis, which compares the pay of each named executive officer to other members of the management team. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility. No formulaic base salary increases are provided to our named executive officers. This strategy is consistent with our intent of offering base salaries that are cost-effective while remaining competitive.

        None of our named executive officers received an increase in base salary during 2011 (other than in connection with Mr. Roberts' promotion to president and chief executive officer), as our president and chief executive officer and our Board determined that prior increases in equity compensation better aligned the interests of our executives with our stockholders for 2011. Mr. Roberts' base salary was increased from $275,000 to $500,000 in connection with his promotion from chief financial officer to president and chief executive officer effective as of June 1, 2011. In September 2011, in connection with his commencement of employment as chief financial officer to replace Mr. Roberts, Mr. Robertson was provided with a base salary of $300,000. The actual base salaries paid to all of our named executive officers during fiscal year 2011 are set forth in the "2011 Summary Compensation Table."

Annual Cash Bonuses

        In addition to base salaries, annual cash bonus opportunities have been awarded to our named executive officers when our compensation committee has determined that such an incentive is necessary to align our corporate goals with the cash compensation payable to an executive.

        In 2011, Messrs. Roberts and Robertson were each eligible to receive an incentive bonus under a 2011 bonus plan ("2011 Bonus Plan") based on the achievement of certain financial metrics during 2011, as described below, in light of their overall responsibility for the success of our Company as chief executive officer and chief financial officer, respectively. The annualized target incentive bonus for Mr. Roberts and Mr. Robertson was set at $250,000 and $150,000, respectively, which our compensation committee determined was necessary to align their individual incentives with corporate financial objectives of growing revenue and non-GAAP operating income. Actual bonus awards were based upon the Company's financial performance as measured by revenue and non-GAAP operating income against specific targets established by our compensation committee. We define non-GAAP operating income to exclude stock based compensation expense, amortization of acquired intangibles and acquisition-related expenses. Our compensation committee was permitted, in its sole discretion, to adjust non-GAAP operating income to account for acquisitions, one-time expenses and changes in accounting rules. The Company believes that revenue and non-GAAP operating income are appropriate measures of performance, as they are two of the key valuation measures considered by our shareholder and analyst community.

        Our compensation committee established financial targets for the 2011 Bonus Plan to create incentives for continued growth in revenue and non-GAAP operating income. These targets were developed in light of recent historical financial performance, planned strategic initiatives and the existing economic environment. These objectives were established to drive engagement and strong execution during uncertain economic conditions. The performance objectives were designed to be difficult to achieve, and there was a significant risk that payments would not be made at all or would be made at less than 100% of the target amount. This uncertainty helped ensure that any payments under the 2011 Bonus Plan were truly performance-based, consistent with the 2011 Bonus Plan's objectives.

        The actual bonus amount for each of Messrs. Roberts and Robertson was calculated by summing the product of (a) the executive's target bonus, (b) weight percentage (column (c) in the table below) and (c) the percentage of bonus payout (column (e) in the table below) based on the percentage of metric achieved (column (d) in the table below), for each metric, and then pro-rated from the date of promotion or hire, as applicable. Ninety five percent achievement of the revenue goal and 90% achievement of the non-GAAP operating income goal must have been attained before any bonus payout would be made. Payouts for levels of achievement between those set forth in the table below were determined in a proportionate manner between each achievement level.

Metric (a)	Goal (b)	Weight Percentage (c)	Percentage of Metric Achieved (d)	Percentage of Bonus Payout (e)
Revenue	$143,847,000	50%	<95% of goal	0%
			95% of goal	50%
			100% of goal	100%
			110% of goal	150%
Non-GAAP Operating Income	$47,235,000	50%	<90% of goal	0%
			90% of goal	50%
			100% of goal	100%
			120% of goal	150%

        The Company's revenue was $139.5 million, which represents an achievement level of 97% of the goal for this metric under the 2011 Bonus Plan and the Company's non-GAAP operating income was $47.3 million, which represents an achievement level of 100% of the goal for this metric under the 2011 Bonus Plan. As a result, Mr. Roberts and Mr. Robertson were awarded $106,729 and $42,692, respectively, representing in each case, 85% of his pro-rated target incentive bonus for 2011.

        The final amounts paid to Messrs. Roberts and Robertson for fiscal year 2011 performance is set forth in the table below:

Name	Bonus Target	Revenue Goal Weight	Revenue Achievement	Percentage of Revenue Bonus Payout	Non-GAAP Operating Income Goal Weight	Non-GAAP Operating Income Achievement	Percentage of Non- GAAP Operating Income Bonus Payout	Pro-Rata Percentage of Bonus Target	Percentage of Pro- Rated Bonus Target	Final Bonus Payment
Matthew Roberts	$250,000	50%	97%	70%	50%	100%	100%	50.14%	85.15%	$106,729
I. Duncan Robertson	$150,000	50%	97%	70%	50%	100%	100%	33.42%	85.15%	$42,692

        In 2011, Mr. Dodson was eligible to receive an incentive bonus under a sales commission plan based on the number of new restaurant customers, net of cancellations, acquired during 2011 as well as the number of restaurant marketing products sold to restaurant customers during 2011. Mr. Dodson's sales objectives were set at levels that our compensation committee determined to be challenging and requiring substantial effort on the part of Mr. Dodson to achieve. The objectives would not be achieved by average or below average performance by Mr. Dodson. The target incentive bonus for Mr. Dodson was set at $250,000, which was the same target for 2010, which our compensation committee determined was necessary to align his individual incentives with corporate sales objectives and to maintain competitive total compensation for his position in light of his lower base salary as compared to other senior vice presidents in our company. Each quarter, the Company reviews achievement of the sales targets under Mr. Dodson's sales commission plan and Mr. Dodson is paid his bonus based on that achievement on a quarterly basis. In 2011, Mr. Dodson achieved new restaurant customer sales net of cancellations and restaurant marketing product sales that resulted in 86% of the aggregated objectives under his sales commission plan. As such, Mr. Dodson was awarded $214,612 or 86% of his target incentive for 2011.

        There is currently a similar 2012 incentive arrangement in place for Mr. Dodson with a target bonus opportunity of $200,000.

        The foregoing bonuses earned by Messrs. Roberts, Robertson and Dodson during fiscal year 2011 is set forth in the "2011 Summary Compensation Table." We do not have a formal policy regarding the adjustment or recovery of awards or payments if performance is restated after the payment of the awards.

Long-Term Equity Incentives

        The goals of our long-term, equity-based incentive awards are to align the interests of our named executive officers with the interests of our stockholders. Because vesting is based on continued employment, our equity-based incentives also encourage the retention of our named executive officers through the vesting period of the awards. In determining the size of the long-term equity incentives to be awarded to our named executive officers, we take into account a number of internal factors, such as the relative job scope, the value of existing long-term incentive awards, individual performance history, prior contributions to us and the size of prior grants. We have not granted any equity awards other than stock options to our named executive officers to date. Our compensation committee currently oversees our long-term equity incentive program.

        To reward and retain our named executive officers in a manner that best aligns employees' interests with stockholders' interests, we use stock options as the primary incentive vehicles for long-term compensation. We believe that stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of the stock options to our future performance. Because named executive officers are able to profit from stock options only if our stock price increases relative to the stock option's exercise price, we believe stock options provide meaningful incentives to named executive officers to achieve increases in the value of our stock over time.

        We use stock options to compensate our named executive officers both in the form of initial grants in connection with the commencement of employment and additional or "refresher" grants. To date there has been no set program for the award of refresher grants, and the compensation committee retains discretion to make stock option awards to named executive officers at any time, including in connection with the promotion of a named executive officer, to reward a named executive officer, for retention purposes or for other circumstances recommended by management or otherwise determined to be appropriate by our compensation committee.

        The exercise price for all option awards is the closing price of our common stock on the NASDAQ Global Market on the grant date. If the NASDAQ is closed for trading on that date, the exercise price shall be the closing price on the immediately preceding trading day. Initial stock option awards to our named executive officers typically vest over a four-year period as follows: 25% of the shares underlying the option vest on the first anniversary of the date of the vesting commencement date, which is typically the date of hire, and the remainder of the shares underlying the option vest in equal monthly installments over the remaining 36 months thereafter. With respect to refresher grants, our compensation committee will tailor the vesting schedule to the particular situation by taking into account a variety of factors such as the duration of any outstanding awards, and refresher grants generally vest over two to four years. We believe these vesting schedules appropriately encourage long-term employment with our company while allowing our executives to realize compensation in line with the value they have created for our stockholders. We do not have any security ownership requirements for our named executive officers.

        Generally, if outstanding options held by our named executive officers are not assumed or substituted for by an acquirer in a change in control transaction, the vesting of the options will fully accelerate prior to the change in control. On February 5, 2007, our Board granted each of our named executive officers, other than Messrs. Jordan and Robertson who were not employed by us at such time, an option to purchase shares of our common stock that is subject to vesting terms different from that described above and not subject to accelerated vesting. These option grants were provided as a special incentive to our named executive officers to encourage further short-term and long-term growth of our company. The vesting schedule of each such option that was outstanding as of December 31, 2011 is detailed in the section entitled "—Outstanding Equity Awards at 2011 Fiscal Year-End."

        On January 22, 2010 our compensation committee granted to Mr. Jordan, our then-current chief executive officer, an option to purchase 214,000 shares of our common stock and to each of our other named executive officers, other than Mr. Robertson who was not yet employed by us, an option to purchase 72,000 shares of our common stock. The vesting for each such grant did not commence until all stock option grants that were outstanding at the time of such grant became fully vested. Mr. Jordan's option was subsequently amended as described in "—Letter Agreements with Named Executive Officers." The vesting schedule of each such option that was outstanding as of December 31, 2011 is detailed in the section entitled "—Outstanding Equity Awards at 2011 Fiscal Year-End." See "—Letter Agreements with Named Executive Officers" for a description of amendments to Mr. Jordan's option grants during 2011.

        On May 2, 2011, in connection with Mr. Roberts being appointed as our president and chief executive officer effective June 1, 2011, our compensation committee approved granting to Mr. Roberts a fully vested option grant having a Black-Scholes value of $147,917 on the first day of each month commencing on July 1, 2011 and ending on June 1, 2013 (later modified to December 31, 2011), subject to his continued employment. Pursuant to such approval, Mr. Roberts received options to purchase a total of 36,808 shares of Company common stock during 2011. On August 1, 2011, in connection with Mr. Robertson being appointed our chief financial officer effective August 23, 2011, our compensation committee approved issuing to Mr. Robertson a fully vested option grant having a Black-Scholes value of $45,833, on each monthly anniversary of Mr. Robertson's start date commencing September 23, 2011 and ending August 23, 2013 (later modified to December 31, 2011), subject to his continued employment. Pursuant to such approval, Mr. Robertson received options to purchase a total of 9,227 shares of Company common stock during 2011. Our compensation committee chose to grant options on a monthly basis because our compensation committee believed these periodic awards enhanced the retention of our chief executive officer and chief financial officer by mitigating the volatility in the value of stock options due to market fluctuations.

        When combined with base salaries and annual cash bonuses, the number of options granted to Mr. Roberts, our chief executive officer resulted in a targeted overall compensation package at approximately the 50th percentile of the peer group reviewed in connection with determining Mr. Roberts' compensation. When combined with base salaries and annual cash bonuses, the number of options granted to Mr. Robertson, our chief financial officer, resulted in a targeted overall compensation package at approximately the 50th percentile of the peer group reviewed in connection with determining Mr. Robertson's compensation.

        Our compensation committee adopted a policy that it will only grant stock options to named executive officers at meetings held on pre-determined dates, except in extraordinary circumstances such as a grant our compensation committee determines is necessary to attract a key new hire.

Retirement Savings

        All of our employees in the United States, including our named executive officers, are eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit, which was $16,500 in 2011, and to have the amount of this reduction contributed to our 401(k) plan. We currently match up to the first $500 of employee contributions for all participants under our 401(k) plan.

Perquisites

        Historically, from time to time, our Board has provided certain of our named executive officers with perquisites that we believe are reasonable. We do not view perquisites as a significant element of our comprehensive compensation structure, but do believe they can be useful in attracting, motivating and retaining the executive talent for which we compete. We believe that these additional benefits may assist our executive officers in performing their duties and provide time efficiencies for our executive officers in appropriate circumstances, and we may consider providing additional perquisites in the future.

        As the result of arm's-length negotiations in connection with the offer letter agreement we entered into with Mr. Jordan in June 2007, Mr. Jordan was entitled, while he was our chief executive officer, to payment of, or reimbursement for, all expenses reasonably incurred by him in connection with his option to use a third party car service for his commute to and from our offices, along with the payment of any taxes incurred by him related to that car service. As the result of the same arm's-length negotiation, we have also agreed to reimburse Mr. Jordan for any taxes he might incur in connection with Section 409A of the Internal Revenue Code as the result of the options we have granted to him. These perquisites are no longer provided to Mr. Jordan as a result of Mr. Jordan's resignation as president and chief executive officer in June 2011.

        In addition, in connection with Mr. Jordan's service as executive chairman, we agreed to provide him continued health benefits coverage and to reimburse him for the payment of any taxes incurred by him related to such coverage. These perquisites are no longer provided to Mr. Jordan as a result of Mr. Jordan's resignation as our executive chairman in December 2011.

        In the future, we may provide additional perquisites to our executive officers as an element of their overall compensation structure. We do not expect these perquisites to be a significant element of our compensation structure. All future practices regarding perquisites will be approved and subject to periodic review by our compensation committee.

Termination-Based Compensation

        Matthew Roberts.    As the result of arm's-length negotiations in connection with an amended and restated offer letter agreement we entered into with Mr. Roberts in May 2011, we agreed to provide Mr. Roberts certain severance benefits if his employment is terminated by our Company without cause or is constructively terminated by us at any time and certain additional severance benefits if such events occur within 12 months following a change in control of our company. Pursuant to the 2011 offer letter agreement, in the event Mr. Roberts' employment is terminated by us without cause or Mr. Roberts experiences a constructive termination at any time, Mr. Roberts was entitled to the full acceleration of the vesting of his January 22, 2010 option to purchase 72,000 shares of Company common stock (the "CFO Option"). In addition, if Mr. Roberts' employment is terminated by us without cause or Mr. Roberts experiences a constructive termination, in each case, within the 12 months following a change in control, he was entitled to continued payment of his base salary for 12 months, continued health benefits coverage for 12 months and an amount equal to $1,775,000, payable in cash or through the issuance of publicly traded common stock, as determined by us. Mr. Roberts must have executed and not revoked a general release of all claims against us and our affiliates in order to receive any severance benefits under his 2011 offer letter agreement.

        Pursuant to the terms of an amended and restated offer letter agreement, effective January 1, 2012, Mr. Roberts is entitled to the acceleration of the vesting of the CFO Option as described above, and if Mr. Roberts' employment is terminated by us without cause or Mr. Roberts experiences a constructive termination, in each case, within the 12 months following a change in control of our Company, he is entitled to continued payment of his base salary for 12 months, continued health benefits coverage for 12 months and after giving effect to the acceleration of the CFO Option, 12 months' vesting acceleration with respect to all of his equity awards. Mr. Roberts must execute and not revoke a release of all claims against us and our affiliates in order to receive any severance benefits under his 2012 offer letter agreement. For a further description of Mr. Robert's offer letter agreements, see "—Letter Agreements with Named Executive Officers" below.

        I. Duncan Robertson.    As the result of arm's-length negotiations in connection with an offer letter agreement we entered into with Mr. Robertson in August 2011, we agreed to provide Mr. Robertson severance benefits if his employment is terminated by our Company without cause or is constructively terminated by us within twelve months following a change in control of our company. In such an event, Mr. Robertson is entitled to continued payment of his base salary for six months, continued health benefits coverage for six months and an amount equal to $275,000 which may be paid in cash or through the issuance of publicly traded common stock, as determined by us. Mr. Robertson must have executed and not revoked a general release of all claims against us and our affiliates in order to receive any severance benefits under his 2011 offer letter agreement.

        Pursuant to the terms of an amended and restated offer letter agreement, effective January 1, 2012, if Mr. Robertson's employment is terminated by us without cause or Mr. Robertson experiences a constructive termination, in each case, within the twelve months following a change in control of our company, he is entitled to continued payment of his base salary for six months, continued health benefits coverage for six months and six months' vesting acceleration with respect to all of his equity awards. Mr. Robertson must execute and not revoke a general release of all claims against us and our in order to receive any severance benefits. For a further description of Mr. Robertson's offer letter agreements, see "—Letter Agreements with Named Executive Officers" below.

        Joel Brown.    As the result of arm's-length negotiations in connection with the offer letter we entered into with Mr. Brown in November 2001, we have agreed to provide Mr. Brown severance benefits if his employment is terminated by our Company without cause at any time. In such an event, Mr. Brown is entitled to continued payment of his base salary for three months and continued health benefits for three months. For a further description of Mr. Brown's offer letter, see "—Letter Agreements with Named Executive Officers" below.

        We have routinely granted and will continue to grant our named executive officers stock options under our equity incentive plans. Our equity incentive plans generally provide for the full acceleration of vesting if outstanding stock options are not assumed by an acquirer. The estimated value of these benefits, along with the benefits payable to Messrs. Roberts, Robertson and Brown upon a termination of their employment, is set forth below in the section entitled "Potential Payments Upon Change in Control and Upon Termination Following Change in Control."

        Jeffrey Jordan.    As the result of arm's-length negotiations in connection with the offer letter agreement we entered into with Mr. Jordan, we agreed to provide Mr. Jordan severance benefits if his employment is terminated by our Company without cause at any time or if he is constructively terminated by us within 12 months following a change in control of our company. Mr. Jordan resigned as our president and chief executive officer effective as of June 1, 2011, as such, although he still serves as a member of our Board, he is longer eligible for any termination-based compensation. For a further description of Mr. Jordan's offer letter, see "—Letter Agreements with Named Executive Officers" below.

Tax Considerations

        Our Board has considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for our president and chief executive officer and each of the other named executive officers (other than our chief financial officer), unless compensation is exempt from Section 162(m). Where the compensation committee determines that it is reasonably practicable, we will seek to qualify the variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m). As such, in approving the amount and form of compensation for our executive officers in the future, our compensation committee will consider all elements of the cost to our company of providing such compensation, including the potential impact of Section 162(m). However, our compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

2011 Summary Compensation Table

        The following table summarizes the compensation that we paid to our former chief executive officer, current chief executive officer, chief financial officer and each of our three other most highly compensated executive officers during the year ended December 31, 2011. We refer to these officers in this proxy statement as our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)		Total ($)
Matthew Roberts,	2011	$398,674	$—	$887,445		$106,729	$859	(4)	$1,393,707
President and Chief	2010	275,000	—	952,474		—	747		1,228,221
Executive Officer(3)	2009	225,000	15,000	—		—	716		240,716
I. Duncan Robertson,	2011	107,292	—	183,294		42,692	990	(6)	334,268
Chief Financial Officer(5)
Joel Brown,	2011	275,000	—	—		—	747	(7)	275,747
Senior Vice President,	2010	275,000	—	938,635		—	747		1,214,382
Operations	2009	225,000	—	—		—	703		225,703
Michael Dodson,	2011	175,000	—	—		214,612	500		390,112
Senior Vice President,	2010	175,000	—	986,508		223,941	500		1,385,949
Sales	2009	175,000	—	—		192,199	500		367,699
Charlie McCullough,	2011	275,000	—	—		—	747	(8)	275,747
Senior Vice President,	2010	275,000	—	969,689		—	774		1,245,463
Engineering	2009	235,000	—	—		30,000	743		265,743
Jeffrey Jordan,	2011	296,966	—	3,088,316	(10)	—	20,666	(11)	3,405,948
Former President and	2010	500,000	—	2,814,592		—	1,274		3,315,866
Chief Executive Officer(9)	2009	360,000	—	—		—	3,945		363,945

(1)
Amounts shown represent the aggregate grant date fair value of option awards granted in the year indicated computed in accordance with FASB ASC Topic 718, except that no assumptions for forfeiture were included. For a discussion of the assumptions made in the valuations reflected in this column, see Note 10 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

(2)
The amount reported for each named executive officer includes $500 representing our matching contribution made under our 401(k) plan.

(3)
Mr. Roberts served as chief financial officer of the Company until August 23, 2011 when Mr. Robertson was appointed the Company's chief financial officer, and Mr. Roberts was appointed president and chief executive officer effective June 1, 2011.

(4)
Mr. Roberts' amount includes $359 for long term disability coverage.

(5)
Mr. Robertson was appointed our chief financial officer effective August 23, 2011.

(6)
Mr. Robertson's amount includes $400 for waiver of benefits and $90 for long term disability coverage.

(7)
Mr. Brown's amount includes $247 for long term disability coverage.

(8)
Mr. McCullough's amount includes $247 for long term disability coverage.

(9)
Mr. Jordan resigned as president and chief executive officer effective June 1, 2011 and became executive chairman of our Board, and in December 2011, Mr. Jordan resigned as executive chairman of the Board, although he continued to serve as a member of our Board.

(10)
The amount shown reflects Mr. Jordan's pro-rated option grant of 5,207 shares in December 2011 granted in connection with his service as a member of the Board. See "Director Compensation" for more information about this option grant. The amount shown also reflects the impact of modifications during 2011 of a prior option grant held by Mr. Jordan, in connection with Mr. Jordan's resignation as our chief executive officer in June 2011 and then his subsequent resignation as executive chairman of the Board, in December 2011. The fair value of the option grant resulting from the initial modification, pursuant to which 171,200 shares subject to the original option grant were cancelled, was $2,753,440 on the date of such modification, and the fair value of the option grant resulting from the second modification, pursuant to which an additional 32,100 shares subject to the original option were cancelled, was $240,053 on the date of such modification. See "—Letter Agreements with Named Executive Officers" below and Note 10 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for more information regarding the cancellation of these option grants and the reversal of stock-based compensation expenses previously incurred on such cancelled shares.

(11)
Mr. Jordan's amount includes $20,666 for continued health benefits coverage and related tax reimbursements.

Grants of Plan-Based Awards in 2011 Table

        The following table provides information regarding grants of plan-based awards made during the year ended December 31, 2011, to each of our named executive officers.

					All Other Option Awards: Number of Securities Underlying Options (#)(2)		Grant Date Fair Value of Stock and Option Awards ($)(3)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)				Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date	Threshold	Target	Maximum
Matthew Roberts	7/1/11	$—	$—	$—	3,748	82.56	147,910
	8/1/11	—	—	—	4,459	70.22	147,916
	9/1/11	—	—	—	5,436	58.25	147,902
	10/3/11	—	—	—	7,180	44.10	147,897
	11/1/11	—	—	—	7,341	43.10	147,915
	12/1/11	—	—	—	8,644	36.24	147,906
		62,671	125,342	188,014
I. Duncan Robertson	9/23/11	—	—	—	2,068	47.67	45,817
	10/24/11	—	—	—	1,894	51.62	45,826
	11/23/11	—	—	—	2,882	33.73	45,832
	12/23/11	—	—	—	2,383	40.78	45,817
		25,068	50,137	75,205
Michael Dodson		—	250,000	—
Jeffrey Jordan	12/14/11	—	—	—	5,207	38.13	94,823

(1)
Represents the annual cash bonus opportunity for 2011 under his sales commission plan for Mr. Dodson. Represents the annual cash bonus opportunity for 2011 under the 2011 Bonus Plan for Messrs. Roberts and Robertson. The threshold column assumes the achievement of revenue and non-GAAP operating income targets at the threshold level. The target column assumes the target achievement for both revenue and non-GAAP operating income targets. The maximum column assumes the maximum achievement for both revenue and non-GAAP operating income targets.

(2)
The vesting of each option granted in 2011 is set forth in the Outstanding Equity Awards at 2011 Fiscal Year-End table below.

(3)
Amounts shown represent the grant date fair value of option awards computed in accordance with FASB ASC Topic 718, except that no assumptions for forfeiture were included. For a discussion of the assumptions made in the valuations reflected in this column, see Note 10 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

Outstanding Equity Awards at 2011 Fiscal Year-End

        The following table shows grants of stock options outstanding on December 31, 2011, the last day of our fiscal year, to each of our named executive officers.

	Option Awards
Name	Date of Grant		Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Matthew Roberts	1/22/2010	(1)	6/17/2011	12,000	54,000	24.97	1/21/2020
	7/1/2011		7/1/2011	3,748	—	82.56	6/30/2021
	8/1/2011		8/1/2011	4,459	—	70.22	7/31/2021
	9/1/2011		9/1/2011	5,436	—	58.25	8/31/2021
	10/3/2011		10/3/2011	7,180	—	44.10	10/2/2021
	11/1/2011		11/1/2011	7,341	—	43.10	10/31/2021
	12/1/2011		12/1/2011	8,644	—	36.24	11/30/2021
I. Duncan Robertson	9/23/2011		9/23/2011	2,068	—	47.67	9/22/2021
	10/24/2011		10/24/2011	1,894	—	51.62	10/23/2021
	11/23/2011		11/23/2011	2,882	—	33.73	11/22/2021
	12/23/2011		12/23/2011	2,383	—	40.78	12/22/2021
Joel Brown	2/5/2007		2/20/2007	9,836	—	4.88	2/4/2017
	1/22/2010	(1)	2/20/2011	15,750	42,000	24.97	1/21/2020
Michael Dodson	2/5/2007	(2)	2/20/2007	25,550	5,999	4.88	2/4/2017
	1/22/2010	(1)	2/20/2012	—	72,000	24.97	1/21/2020
Charlie McCullough	2/5/2007		11/1/2007	28,526	—	4.88	2/4/2017
	1/22/2010	(1)	11/01/2011	3,000	69,000	24.97	1/21/2020
Jeffrey Jordan	7/9/2007		6/1/2007	269,011	—	$23.38	7/8/2017
	1/22/2010	(3)	1/22/2010	10,700	—	24.97	1/22/2020
	12/14/2011	(4)	12/14/2011	—	5,207	38.13	12/13/2021

(1)
These options vest as to 1/24th of the total number of shares subject to the option on each monthly anniversary of the vesting commencement date until all shares are vested.

(2)
On each monthly anniversary of the vesting commencement date, this option vests as to 3,000 shares subject to the option for the first six months, 1,333 shares subject to the option for the next 36 months and 3,000 shares subject to the option for the following 18 months.

(3)
Effective as of June 1, 2011, this option to purchase 214,000 shares of Company common stock was amended such that 171,200 shares of Company common stock subject to the option were automatically cancelled, and the remaining 42,800 shares of Company common stock subject to the option would vest as to 1/24th of the total number of shares subject to the option on each monthly anniversary of the vesting commencement date. All shares subject to this option are currently vested because 32,100 shares, which represented Mr. Jordan's unvested shares pursuant to this option as of December 14, 2011, were forfeited when Mr. Jordan resigned as executive chairman of the Board. See "—Letter Agreements with Named Executive Officers" below for more information regarding the cancellation of unvested portion of this option grant.

(4)
These options vest in full on the date of the Annual Meeting.

Option Exercises and Stock Vested in 2011 Table

        The following table shows information regarding the exercise of stock options and the vesting of stock awards during the year ended December 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Matthew Roberts	59,999	$4,158,005	—	$—
Joel Brown	41,950	2,887,385	—	—
Michael Dodson	24,450	1,889,204	—	—
Charlie McCullough	21,473	1,730,987	—	—
Jeffrey Jordan	30,000	1,873,349	95,962	8,115,169

(1)
Amounts reported represent the difference between the exercise price of the option and the closing trading price of our common stock on the date of exercise.

(2)
Amounts reported reflect the vesting of options that were exercised by our named executive officers prior to vesting. Amounts reported are computed by multiplying the number of shares of our common stock that vested times the closing trading price of our common stock on the vesting date. When a stock award vests on a non-trading day, the most recent previous closing trading price is used for the purpose of this calculation.

Pension Benefits

        We do not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation

        We do not maintain any nonqualified deferred compensation plans.

Letter Agreements with Named Executive Officers

Matthew Roberts

        On May 2, 2011, we entered into an amended and restated offer letter agreement with Mr. Roberts, setting forth the terms and conditions of his employment as our president and chief executive officer, effective as of June 1, 2011. This offer letter agreement provides for an annual base salary of $500,000 and an annual performance bonus opportunity targeted at $250,000 to be earned based on the achievement of annual performance targets, which were subsequently established by our compensation committee in October 2011. In addition, on the first day of each month commencing July 1, 2011 and ending June 1, 2013, subject to Mr. Roberts' continued employment, Mr. Roberts was entitled to be granted a fully vested option having a Black-Scholes value of $147,917.

        Pursuant to his 2011 offer letter agreement, in the event Mr. Roberts' employment is terminated by us without cause or Mr. Roberts experiences a constructive termination at any time, Mr. Roberts was entitled to the full acceleration of the vesting of his CFO Option. In addition, if Mr. Roberts' employment is terminated by us without cause or Mr. Roberts experiences a constructive termination, in each case, within the 12 months following a change in control, he was entitled to continued payment of his base salary for 12 months, continued health benefits coverage for 12 months and an amount equal to $1,775,000 payable in cash or through the issuance of publicly traded common stock, as determined by us. Mr. Roberts must have executed and not revoked a general release of all claims against us and our affiliates in order to receive any severance benefits under his 2011 offer letter agreement.

        On January 3, 2012, our compensation committee approved certain adjustments to the compensation arrangements for Mr. Roberts. Pursuant to the terms of an amended and restated offer letter agreement, effective January 1, 2012, Mr. Roberts continues to receive an annual base salary of $500,000. Subject to the discretion of the Board and Mr. Roberts' continued employment, Mr. Roberts is eligible to receive grants of equity awards on such terms and subject to such conditions as the Board shall determine as of the date of any such grant.

        Pursuant to the terms of the 2012 offer letter agreement, Mr. Roberts is entitled to the acceleration of the vesting of the CFO Option as described above, and if Mr. Roberts' employment by is terminated by us without cause or Mr. Roberts experiences a constructive termination, in each case, within the 12 months following a change in control of our company, he is entitled to continued payment of his base salary for 12 months, continued health benefits coverage for 12 months and after giving effect to the acceleration of the CFO Option, 12 months' vesting acceleration with respect to all of his equity awards. Mr. Roberts must execute and not revoke a release of all claims against us and our affiliates in order to receive any severance benefits under his 2012 offer letter agreement. This offer letter agreement does not provide for a specified annual bonus opportunity nor the monthly option grants described above.

I. Duncan Robertson

        On August 1, 2011, we entered into an offer letter agreement with Mr. Robertson, setting forth the terms and conditions of his employment as our chief financial officer, effective as of August 23, 2011. This offer letter agreement provides for an annual base salary of $300,000 and an annual performance bonus opportunity targeted at $150,000 to be earned based on the achievement of annual performance targets, which our compensation committee subsequently established in October 2011. In addition, on each monthly anniversary of Mr. Robertson's start date, commencing September 23, 2011 and ending August 23, 2013, subject to his continued employment, Mr. Robertson was entitled to be granted a fully vested option having a Black-Scholes value of $45,833.

        Pursuant to his 2011 offer letter agreement, in the event Mr. Robertson's employment is terminated by our Company without cause or is constructively terminated by us within 12 months following a change in control of our company, Mr. Robertson is entitled to continued payment of his base salary for six months, continued health benefits coverage for six months and an amount equal to $275,000 which may be paid in cash or through the issuance of publicly traded common stock, as determined by us. Mr. Robertson must have executed and not revoked a general release of all claims against us and our affiliates in order to receive any severance benefits under his 2011 offer letter agreement.

        On January 3, 2012, our compensation committee approved certain adjustments to the compensation arrangements for Mr. Robertson. Pursuant to the terms of an amended and restated offer letter agreement, effective January 1, 2012, Mr. Robertson continues to receive an annual base salary of $300,000. Subject to the discretion of the Board and Mr. Robertson's continued employment, Mr. Robertson is eligible to receive grants of equity awards on such terms and subject to such conditions as the Board shall determine as of the date of any such grant.

        Pursuant to the terms of the 2012 offer letter agreement, if Mr. Robertson's employment is terminated by us without cause or Mr. Robertson experiences a constructive termination, in each case, within the 12 months following a change in control of our company, he is entitled to continued payment of his base salary for six months, continued health benefits coverage for six months and six months' vesting acceleration with respect to all of his equity awards. Mr. Robertson must execute and not revoke a general release of all claims against us and our affiliates in order to receive any severance benefits.

Joel Brown

        On November 7, 2001, we entered into an offer letter agreement with Mr. Brown, setting forth the terms and conditions of his employment. Pursuant to the offer letter, Mr. Brown is entitled to receive severance benefits if his employment is terminated by our company without cause at any time. In such an event, Mr. Brown is entitled to three months of base salary and three months of health benefits as severance.

Jeffrey Jordan

        On June 5, 2007, we entered into an offer letter agreement with Mr. Jordan, setting forth the terms and conditions of his employment as our president and chief executive officer, effective as of June 1, 2007. We first amended and restated the offer letter agreement on October 15, 2008. The 2008 offer letter agreement provided for an annual base salary of $360,000 and the payment of any taxes Mr. Jordan incurred solely as a result of Section 409A of the Internal Revenue Code with respect to the grant or vesting of the options granted to him in connection with such offer letter agreement. Pursuant to this offer letter agreement, Mr. Jordan was also entitled to payment of, or reimbursement for, all expenses reasonably incurred by him in connection with the use of a third party car service, along with the payment of any taxes incurred by him related to the car service.

        Pursuant to the 2008 offer letter agreement, Mr. Jordan was also entitled to receive severance benefits if his employment was terminated by us without cause at any time or if he was constructively terminated by us within 12 months following a change in control of our company. In such an event, Mr. Jordan was entitled to continued payment of his base salary for 12 months and continued health benefits coverage for 12 months. Mr. Jordan was also entitled to six months', or in the case of a termination within 12 months following a change in control, 12 months', vesting acceleration with respect to the options granted to him in connection with his commencement of employment with us. Mr. Jordan must have executed and not revoked a general release of all claims against us and our affiliates in order to receive any severance benefits.

        On April 29, 2011, Mr. Jordan tendered his resignation as our president and chief executive officer, effective June 1, 2011, and the Board appointed Mr. Jordan to serve as executive chairman beginning June 1, 2011. Pursuant to the terms of an amended and restated offer letter agreement, setting forth the terms and conditions of his service as our executive chairman, dated May 2, 2011 and effective June 1, 2011, Mr. Jordan's annual base salary was reduced by 80%, for a new annual base salary of $100,000. In addition, effective as of June 1, 2011, Mr. Jordan's January 22, 2010 option to purchase 214,000 shares of Company common stock was amended such that 171,200 shares of Company common stock subject to the option were automatically cancelled, and the remaining 42,800 shares of Company common stock subject to the option would vest in 24 substantially equal monthly installments commencing July 1, 2011, subject to Mr. Jordan's continued service through each vesting date.

        Subsequently, Mr. Jordan tendered his resignation as our executive chairman, effective December 14, 2011. Mr. Jordan continues to serve as a member of the Board. Pursuant to the terms of a letter agreement, dated December 19, 2011, Mr. Jordan's unvested options with respect to 32,100 shares of Company common stock terminated as of December 14, 2011. Mr. Jordan's vested options remained outstanding and exercisable in accordance with their terms based on his continued service as a member of the Board. In connection with Mr. Jordan's continued Board service, on December 14, 2011, our compensation committee granted Mr. Jordan an option to purchase 5,207 shares of Company common stock, which represented the pro-rated portion of the 2011 annual non-employee director's stock option grant pursuant to the Company's 2009 Equity Incentive Award Plan. This option will fully vest and become exercisable on the date of the Annual Meeting, subject to Mr. Jordan's continued service as a member of the Board. Beginning on the date of the Annual Meeting, Mr. Jordan will be eligible to receive the full number of shares under the annual stock option grant made to non-employee members of the Board pursuant to the 2009 Equity Incentive Award Plan.

Other Named Executive Officers

        We have also entered into offer letter agreements with each of our other named executive officers in connection with his commencement of employment with us. These offer letter agreements typically include the executive officer's initial base salary and stock option grant along with any vesting acceleration provisions with respect to that initial stock option grant. We no longer have any executory obligations under these agreements.

Potential Payments Upon Change in Control and Upon Termination Following Change in Control

Potential Payments Upon a Change in Control

        The following table sets forth quantitative estimates of the benefits that would have accrued to each of our named executive officers upon a change in control of our company on December 31, 2011. Amounts below reflect potential payments pursuant to stock options granted under our 1999 Stock Plan and 2009 Equity Incentive Award Plan.

Name of Executive Officer	Value of Accelerated Options if Not Assumed or Substituted(1)
Matthew Roberts	$764,640
I. Duncan Robertson	—
Joel Brown	594,720
Michael Dodson	1,019,520
Charlie McCullough	977,040
Jeffrey Jordan	5,207

(1)
Amounts calculated based on the aggregate amount by which the fair market value of the common stock subject to unvested equity awards exceeded the aggregate exercise price of the awards as of December 31, 2011, using $39.13 per share, the closing trading price of our common stock as of that date.

Potential Payments Upon Termination Apart From a Change in Control

        The following table sets forth quantitative estimates of the benefits that would have accrued to Messrs. Roberts and Brown if their employment had been terminated by us without cause on December 31, 2011, in the event such termination occurred prior to or more than twelve months following a change in control of our company, pursuant to Mr. Roberts' and Mr. Brown's offer letter agreements described above under "—Letter Agreements with Named Executive Officers." No other named executive officer was eligible for benefits in the event of termination of employment during 2011.

Name of Executive Officer	Salary Continuation	Value of Accelerated Equity Awards(1)	Value of Continued Health Care Coverage Premiums	Total
Matthew Roberts	$—	$764,640	$—	$764,640
Joel Brown	68,750	—	4,651	73,401

(1)
Amounts calculated based on the aggregate amount by which the fair market value of the common stock subject to unvested equity awards exceeded the aggregate exercise price of the awards as of December 31, 2011, using $39.13 per share, the closing trading price of our common stock as of that date.

Potential Payments Upon Termination Following a Change in Control

        The following table sets forth quantitative estimates of the benefits that would have accrued to Messrs. Roberts, Robertson and Brown pursuant to their offer letter agreements described above under "—Letter Agreements with Named Executive Officers" if their employment had been terminated by us without cause or if they had experienced a constructive termination upon a change in control consummating on December 31, 2011. No other named executive officer was eligible for benefits in the event of termination of employment during 2011.

Name of Executive Officer	Salary Continuation	Value of Accelerated Equity Awards(1)	Severance Payment	Value of Continued Health Care Coverage Premiums	Total
Matthew Roberts	$500,000	$764,640	$1,775,000	$19,716	$3,059,356
I. Duncan Robertson	150,000	—	275,000	—	425,000
Joel Brown	68,750	—	—	4,651	73,401

(1)
Amounts calculated based on the aggregate amount by which the fair market value of the common stock subject to unvested equity awards exceeded the aggregate exercise price of the awards as of December 31, 2011, using $39.13 per share, the closing trading price of our common stock as of that date.

 EQUITY COMPENSATION PLAN INFORMATION

        The following table provides certain information as of December 31, 2011, with respect to all of our equity compensation plans in effect on that date.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Stockholders(2)(3)	1,871,288	$26.44	(4)	1,716,577
Equity Compensation Plans Not Approved by Stockholders	0	0		0

Total	1,871,288	$26.44		1,716,577

(1)
Represents 1,695,134 shares to be issued upon exercise of outstanding options and 176,154 shares that may be issued upon vesting of restricted stock units.

(2)
Includes the 1999 Plan and the 2009 Plan.

(3)
The 2009 Plan contains an "evergreen" provision, pursuant to which the number of shares of common stock reserved for issuance of the 2009 Plan shall be increased on the first day of each year beginning in 2010 and ending in 2019, equal to the least of (A) 744,063 shares and (B) three percent (3%) of the shares of Stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (C) such smaller number of shares of Stock as determined by the Board; provided, however, no more than 8,680,730 shares of Stock may be issued upon the exercise of Incentive Stock Options.

(4)
176,154 shares issuable upon vesting of restricted stock units have been excluded from the calculation of the weighted average exercise price because they have no exercise price associated with them.

 REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of OpenTable under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

        The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee
J. William Gurley, Chair
A. George "Skip" Battle
Daniel Meyer

 REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of OpenTable under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

        The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of our Board. The audit committee's functions are more fully described in its charter, which is available on our website at http://investors.opentable.com/governance.cfm. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management OpenTable's audited financial statements as of and for the fiscal year ended December 31, 2011.

        The audit committee has discussed with Deloitte & Touche LLP, the Company's independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards ("SAS") No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T. In addition, the audit committee discussed with Deloitte & Touche LLP their independence, and received from Deloitte & Touche LLP the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB. Finally, the audit committee discussed with Deloitte & Touche LLP, with and without management present, the scope and results of Deloitte & Touche LLP's audit of such financial statements.

        Based on these reviews and discussions, the audit committee has recommended to our Board that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC. The audit committee also has engaged Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 and is seeking ratification of such selection by the stockholders.

Audit Committee
A. George "Skip" Battle, Chair
Michelle Peluso
Paul Pressler

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        We describe below transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:

  •
  the amounts involved exceeded or will exceed $120,000; and

  •
  any of our directors, executive officers, holders of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Investors' Rights Agreement

        We are party to an investors' rights agreement which provides that certain holders of our common stock have the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Other Transactions

        Director Daniel Meyer is the founder and chief executive officer of USHG. USHG is a restaurant customer of ours, and during our last fiscal year, USHG made aggregate payments to us of approximately $261,000.

Indemnification Agreements

        The Company has entered into indemnification agreements with each of its vice presidents, executive officers and directors which provide, among other things, that the Company will indemnify such vice president, executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company's bylaws.

        Other than as described above under this section "Certain Relationships and Related Transactions," since the beginning of our last fiscal year, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm's length dealings with unrelated third parties.

Policies and Procedures for Related Party Transactions

        Our Board has adopted a written related person transaction policy, which sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, the amount involved exceeds $50,000 and a related person had or will have a direct or indirect material interest. While the policy covers related party transactions in which the amount involved exceeds $50,000, the policy states that related party transactions in which the amount involved exceeds $120,000 are required to be disclosed in applicable filings as required by the Securities Act, Exchange Act and related rules. Our Board set the $50,000 threshold for approval of related party transactions in the policy at an amount lower than that which is required to be disclosed under the Securities Act, Exchange Act and related rules because we believe it is appropriate for our audit committee to review transactions or potential transactions in which the amount involved exceeds $50,000, as opposed to $120,000. Pursuant to this policy, our audit committee will (1) review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party and the extent of the related party's interest in the transaction, and (2) take into account the conflicts of interest and corporate opportunity provisions of our code of business conduct and ethics. Management will present to our audit committee each proposed related party transaction, including all relevant facts and circumstances relating thereto, and will update the audit committee as to any material changes to any related party transaction. All related party transactions may only be consummated if our audit committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Certain types of transactions have been pre-approved by our audit committee under the policy. These pre-approved transactions include: (1) certain compensation arrangements; (2) transactions in the ordinary course of business where the related party's interest arises only (a) from his or her position as a director of another entity that is party to the transaction, and/or (b) from an equity interest of less than 5% in another entity that is party to the transaction, or (c) from a limited partnership interest of less than 5%, subject to certain limitations; and (3) transactions in the ordinary course of business where the interest of the related party arises solely from the ownership of a class of equity securities in our company where all holders of such class of equity securities will receive the same benefit on a pro rata basis. No director may participate in the approval of a related party transaction for which he or she is a related party.

HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        Brokers with account holders who are OpenTable stockholders may be "householding" our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in "householding."

        If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: Investor Relations, OpenTable, Inc., 799 Market Street, 4th Floor, San Francisco, California 94103 or (3) contact our Investor Relations department by telephone at (415) 344-6520. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

        The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

 ANNUAL REPORTS

        The fiscal 2011 Annual Report to Stockholders, including our 2011 Annual Report on Form 10-K (which is not a part of our proxy soliciting materials), is being mailed with this Proxy Statement to those stockholders that received a copy of the proxy materials in the mail. Stockholders that received the Notice of Internet Availability of Proxy Materials can access this Proxy Statement and our fiscal 2011 Annual Report at www.proxyvote.com, which does not have "cookies" that identify visitors to the site. Requests for copies of our Annual Report to Stockholders may also be directed to Investor Relations, OpenTable, Inc., 799 Market Street, 4th Floor, San Francisco, California 94103.

        We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 with the SEC. It is available free of charge at the SEC's web site at www.sec.gov. Upon written request by an OpenTable stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to Investor Relations, OpenTable, Inc., 799 Market Street, 4th Floor, San Francisco, California 94103.

By Order of the Board of Directors

I. Duncan Robertson
Chief Financial Officer and Secretary

April 20, 2012

0000137130_2 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . OPENTABLE, INC. Annual Meeting of Stockholders June 7, 2012 9:00 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Matthew Roberts and I. Duncan Robertson, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of OPENTABLE, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 9:00 AM, PDT on 6/7/ 2012, at The Westin Hotel, 50 Third Street, San Francisco, California 94103 and any adjournment or postponement thereof. In his discretion, the holder of this proxy is authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0000137130_1 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 A. George "Skip" Battle 02 Paul Pressler OPENTABLE, INC. 799 MARKET STREET 4TH FLOOR SAN FRANCISCO,CA 94103 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 The ratification of Deloitte & Touche LLP as the independent registered public accounting firm for the year ending December 31, 2012. 3 Advisory vote on the compensation of our named executive officers. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

QuickLinks

THE PROXY PROCESS AND STOCKHOLDER VOTING QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL NO. 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION DISCUSSION AND ANALYSIS
EQUITY COMPENSATION PLAN INFORMATION
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS
ANNUAL REPORTS